EXHIBIT 10.1

                                                              EXECUTION COPY


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                        AGREEMENT AND PLAN OF MERGER


                                by and among


                         TOWER REALTY TRUST, INC.,


                      RECKSON ASSOCIATES REALTY CORP.,


                   CRESCENT REAL ESTATE EQUITIES COMPANY


                                    and


                         METROPOLITAN PARTNERS LLC




                          Dated as of July 9, 1998




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                             TABLE OF CONTENTS


                                  ARTICLE I
                                 THE MERGER

 SECTION 1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 1.2    Effect on Shares of Company Common Stock and Company OP
                Units  . . . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 1.3    Share Election . . . . . . . . . . . . . . . . . . . . .
 SECTION 1.4    Proration  . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 1.5    Exchange of Certificates . . . . . . . . . . . . . . . .
 SECTION 1.6    Transfer Taxes; Withholding  . . . . . . . . . . . . . .
 SECTION 1.7    No Further Ownership Rights in Shares of Company Common
                Stock  . . . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 1.8    Closing of Company Transfer Books  . . . . . . . . . . .
 SECTION 1.9    Stock Options  . . . . . . . . . . . . . . . . . . . . .
 SECTION 1.10   Restricted Stock . . . . . . . . . . . . . . . . . . . .
 Section 1.11   Dissenting Shares  . . . . . . . . . . . . . . . . . . .
 SECTION 1.12   Closing  . . . . . . . . . . . . . . . . . . . . . . . .

                                ARTICLE II
                            THE SURVIVING ENTITY

 SECTION 2.1    Certificate of Formation . . . . . . . . . . . . . . . .
 SECTION 2.2    Operating Agreement  . . . . . . . . . . . . . . . . . .
 SECTION 2.3    Members and Managers . . . . . . . . . . . . . . . . . .

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 SECTION 3.1    Corporate Existence and Power. . . . . . . . . . . . . .
 SECTION 3.2    Corporate Authorization  . . . . . . . . . . . . . . . .
 SECTION 3.3    Consents and Approvals; No Violations  . . . . . . . . .
 SECTION 3.4    Capitalization . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.5    Subsidiaries . . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.6    SEC Documents  . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.7    Financial Statements . . . . . . . . . . . . . . . . . .
 SECTION 3.8    Absence of Undisclosed Liabilities . . . . . . . . . . .
 SECTION 3.9    Proxy Statement; Form S-4 Registration Statement; Other
                Information  . . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.10   Absence of Material Adverse Changes, etc.  . . . . . . .
 SECTION 3.11   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.12   Employee Benefit Plans and Employee Matters  . . . . . .
 SECTION 3.13   Litigation.  . . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.14   Compliance with Laws . . . . . . . . . . . . . . . . . .
 SECTION 3.15   Certain Contracts and Arrangements . . . . . . . . . . .
 SECTION 3.16   Environmental Matters  . . . . . . . . . . . . . . . . .
 SECTION 3.17   Real Property  . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.18   Finders' Fees  . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.19   Opinion of Financial Advisors  . . . . . . . . . . . . .
 SECTION 3.20   Board Recommendation . . . . . . . . . . . . . . . . . .
 SECTION 3.21   Vote Required  . . . . . . . . . . . . . . . . . . . . .
 SECTION 3.22   Related Party Transactions . . . . . . . . . . . . . . .
 SECTION 3.23   Investment Company Act of 1940 . . . . . . . . . . . . .
 SECTION 3.24   Hart-Scott-Rodino Antitrust Improvements Act of 1976 . .
 SECTION 3.25   State Takeover Statutes  . . . . . . . . . . . . . . . .

                                 ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF BUYER,
                            RECKSON AND CRESCENT

 SECTION 4.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.1.1     Corporate Existence and Power  . . . . . . . . . . . . .
      4.1.2     Authorization  . . . . . . . . . . . . . . . . . . . . .
      4.1.3     Consents and Approvals; No Violations  . . . . . . . . .
      4.1.4     Capitalization . . . . . . . . . . . . . . . . . . . . .
      4.1.5     SEC Documents  . . . . . . . . . . . . . . . . . . . . .
      4.1.6     Financial Statements . . . . . . . . . . . . . . . . . .
      4.1.7     Absence of Undisclosed Liabilities . . . . . . . . . . .
      4.1.8     Proxy Statement; Form S-4 Registration Statement; Other
                Information  . . . . . . . . . . . . . . . . . . . . . .
      4.1.9     Absence of Material Adverse Changes, etc.  . . . . . . .
      4.1.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .
      4.1.11    Compliance with Laws . . . . . . . . . . . . . . . . . .
      4.1.12    Real Property  . . . . . . . . . . . . . . . . . . . . .
      4.1.13    Finders' Fees  . . . . . . . . . . . . . . . . . . . . .
      4.1.14    Share Ownership; Other Ownership . . . . . . . . . . . .
      4.1.15    Investment Company Act of 1940 . . . . . . . . . . . . .
      4.1.16    Hart-Scott-Rodino Antitrust Improvements Act of 1976 . .
      4.1.17    Financing  . . . . . . . . . . . . . . . . . . . . . . .
      4.1.18    Authorization for Reckson Common Stock . . . . . . . . .

 SECTION 4.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.2.1     Organization, Standing and Power . . . . . . . . . . . .
      4.2.2     Authorization  . . . . . . . . . . . . . . . . . . . . .
      4.2.3     Consents and Approvals; No Violations  . . . . . . . . .
      4.2.4     Capitalization . . . . . . . . . . . . . . . . . . . . .
      4.2.5     SEC Documents  . . . . . . . . . . . . . . . . . . . . .
      4.2.6     Financial Statements . . . . . . . . . . . . . . . . . .
      4.2.7     Absence of Undisclosed Liabilities . . . . . . . . . . .
      4.2.8     Proxy Statement; Form S-4 Registration Statement; Other
                Information  . . . . . . . . . . . . . . . . . . . . . .
      4.2.9     Absence of Material Adverse Changes, etc.  . . . . . . .
      4.2.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .
      4.2.11    Compliance with Laws . . . . . . . . . . . . . . . . . .
      4.2.12    Real Property  . . . . . . . . . . . . . . . . . . . . .
      4.2.13    Finders' Fees  . . . . . . . . . . . . . . . . . . . . .
      4.2.14    Share Ownership; Other Ownership . . . . . . . . . . . .
      4.2.15    Investment Company Act of 1940 . . . . . . . . . . . . .
      4.2.16    Hart-Scott-Rodino Antitrust Improvements Act of 1976 . .
      4.2.17    Financing  . . . . . . . . . . . . . . . . . . . . . . .
      4.2.18    Authorization for Crescent Common Stock  . . . . . . . .

 SECTION 4.3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      4.3.1     Corporate Existence and Power  . . . . . . . . . . . . .
      4.3.2     Authorization  . . . . . . . . . . . . . . . . . . . . .
      4.3.3     Consents and Approvals; No Violations  . . . . . . . . .
      4.3.4     Finders' Fees  . . . . . . . . . . . . . . . . . . . . .
      4.3.5     Share Ownership; Other Ownership . . . . . . . . . . . .
      4.3.6     Investment Company Act of 1940 . . . . . . . . . . . . .
      4.3.7     Buyer's Operations . . . . . . . . . . . . . . . . . . .
      4.3.8     Surviving Entity After the Merger  . . . . . . . . . . .

                                  ARTICLE V
                                  COVENANTS

 SECTION 5.1    Conduct of the Company . . . . . . . . . . . . . . . . .
 SECTION 5.2    Stockholders' Meetings; Proxy Material . . . . . . . . .
 SECTION 5.3    Access to Information; Confidentiality
                Agreement  . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 5.4    No Solicitation of Transactions by the
                Company  . . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 5.5    Voting of Shares of Company Common Stock . . . . . . . .
 SECTION 5.6    Director and Officer Liability . . . . . . . . . . . . .
 SECTION 5.7    Reasonable Best Efforts  . . . . . . . . . . . . . . . .
 SECTION 5.8    Certain Filings  . . . . . . . . . . . . . . . . . . . .
 SECTION 5.9    Public Announcements . . . . . . . . . . . . . . . . . .
 SECTION 5.10   Further Assurances . . . . . . . . . . . . . . . . . . .
 SECTION 5.11   Employee Matters.  . . . . . . . . . . . . . . . . . . .
 SECTION 5.12   Transfer Taxes . . . . . . . . . . . . . . . . . . . . .
 SECTION 5.13   Advice of Changes  . . . . . . . . . . . . . . . . . . .
 SECTION 5.14   Guaranty . . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 5.15   Form S-4 Registration Statement  . . . . . . . . . . . .
 SECTION 5.16   Blue Sky Permits . . . . . . . . . . . . . . . . . . . .
 SECTION 5.17   NYSE Listing . . . . . . . . . . . . . . . . . . . . . .
 SECTION 5.18   Affiliates . . . . . . . . . . . . . . . . . . . . . . .

                                 ARTICLE VI
                          CONDITIONS TO THE MERGER

 SECTION 6.1    Conditions to Each Party's Obligations . . . . . . . . .
 SECTION 6.2    Conditions to the Company's Obligations  . . . . . . . .
 SECTION 6.3    Conditions to Obligations of the Buying
                Entities . . . . . . . . . . . . . . . . . . . . . . . .

                                 ARTICLE VII
                                 TERMINATION

 SECTION 7.1    Termination  . . . . . . . . . . . . . . . . . . . . . .
 SECTION 7.2    Effect of Termination  . . . . . . . . . . . . . . . . .
 SECTION 7.3    Fees and Expenses  . . . . . . . . . . . . . . . . . . .

                                ARTICLE VIII
                                MISCELLANEOUS

 SECTION 8.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . .
 SECTION 8.2    Survival of Representations and Warranties . . . . . . .
 SECTION 8.3    Interpretation . . . . . . . . . . . . . . . . . . . . .
 SECTION 8.4    Amendments, Modification and Waiver  . . . . . . . . . .
 SECTION 8.5    Successors and Assigns . . . . . . . . . . . . . . . . .
 SECTION 8.6    Specific Performance . . . . . . . . . . . . . . . . . .
 SECTION 8.7    Governing Law  . . . . . . . . . . . . . . . . . . . . .
 SECTION 8.8    Severability . . . . . . . . . . . . . . . . . . . . . .
 SECTION 8.9    Third Party Beneficiaries  . . . . . . . . . . . . . . .
 SECTION 8.10   Entire Agreement . . . . . . . . . . . . . . . . . . . .
 SECTION 8.11   Counterparts; Effectiveness  . . . . . . . . . . . . . .




                             TABLE OF DEFINED TERMS

 TERM                                                           SECTION NO.

 Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . .   5.4(a)
 Active Subsidiary . . . . . . . . . . . . . . . . . . . . . . . .   3.5(a)
 Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . .  3.1
 Articles of Merger  . . . . . . . . . . . . . . . . . . . . . . . . 1.1(b)
 Base Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.3(a)
 Applicable Break-Up Fee . . . . . . . . . . . . . . . . . . . . . . 7.3(a)
 Break-Up Fee Ruling . . . . . . . . . . . . . . . . . . . . . . . . 7.3(a)
 Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Buyer's Representatives . . . . . . . . . . . . . . . . . . . . . . .  5.3
 Buying Entities . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1
 Buying Entities' Common Stock . . . . . . . . . . . . . . . . . . Recitals
 Cash Proration Factor . . . . . . . . . . . . . . . . . . . . .  1.4(c)(i)
 Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . 1.1(b)
 Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5(b)
 Cleanup . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.16(a)(i)
 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.12
 Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.12
 Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.10(h)
 Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Company Acquisition Agreements  . . . . . . . . . . . . . . . . . . 5.4(a)
 Company Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1
 Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . Recitals
 Company Development Properties  . . . . . . . . . . . . . . . . .  3.17(e)
 Company Disclosure Schedule . . . . . . . . . . . . . . . . . . . . .  1.9
 Company Future Development Properties . . . . . . . . . . . . . .  3.17(e)
 Company Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . 3.4(b)
 Company Leased Real Property  . . . . . . . . . . . . . . . . . .  3.17(a)
 Company Leases  . . . . . . . . . . . . . . . . . . . . . . . . .  3.17(a)
 Company OP Election . . . . . . . . . . . . . . . . . . . . .  1.2(a)(iii)
 Company OP Election Units . . . . . . . . . . . . . . . . . .  1.2(a)(iii)
 Company OP Units  . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 Company Operating Partnership . . . . . . . . . . . . . . . . . . Recitals
 Company Operating Partnership Agreement . . . . . . . . . . . . . . 3.4(b)
 Company Owned Real Property . . . . . . . . . . . . . . . . . . .  3.17(a)
 Company Permitted Liens . . . . . . . . . . . . . . . . . . . . .  3.17(a)
 Company Preferred Stock . . . . . . . . . . . . . . . . . . . . . . 3.4(a)
 Company Real Property . . . . . . . . . . . . . . . . . . . . . .  3.17(a)
 Company Rent Roll . . . . . . . . . . . . . . . . . . . . . . . .  3.17(i)
 Company SEC Documents . . . . . . . . . . . . . . . . . . . . . . . .  3.6
 Company Securities  . . . . . . . . . . . . . . . . . . . . . . .   3.4(b)
 Company Space Lease . . . . . . . . . . . . . . . . . . . . . . .  3.17(i)
 Company Special Meeting . . . . . . . . . . . . . . . . . . . . . . 5.2(a)
 Common Stock Election . . . . . . . . . . . . . . . . . . . . .  1.2(a)(i)
 Common Stock Election Shares  . . . . . . . . . . . . . . . . .  1.2(a)(i)
 Company Stock Option  . . . . . . . . . . . . . . . . . . . . . . . 1.9(a)
 Confidentiality Agreements  . . . . . . . . . . . . . . . . . . . . .  5.3
 Continuing Employees  . . . . . . . . . . . . . . . . . . . . . .  5.11(b)
 Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.6(b)
 Counter Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.4(a)
 Crescent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Crescent Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . .  4.2.1
 Crescent Common Stock . . . . . . . . . . . . . . . . . . . . . . Recitals
 Crescent Confidentiality Agreement  . . . . . . . . . . . . . . . . .  5.3
 Crescent Excess Preferred Shares  . . . . . . . . . . . . . . . . .  4.2.4
 Crescent Exchange Ratio . . . . . . . . . . . . . . . . . . . . . Recitals
 Crescent Leased Real Property . . . . . . . . . . . . . . . . .  4.2.12(a)
 Crescent Leases . . . . . . . . . . . . . . . . . . . . . . . .  4.2.12(a)
 Crescent Measured Price . . . . . . . . . . . . . . . . . . . . . Recitals
 Crescent Operating Partnership  . . . . . . . . . . . . . . . . . .  4.2.4
 Crescent Owned Real Property  . . . . . . . . . . . . . . . . .  4.2.12(a)
 Crescent Permitted Liens  . . . . . . . . . . . . . . . . . . .  4.2.12(a)
 Crescent Preferred Shares . . . . . . . . . . . . . . . . . . . . .  4.2.4
 Crescent Real Property  . . . . . . . . . . . . . . . . . . . .  4.2.12(a)
 Crescent SEC Documents  . . . . . . . . . . . . . . . . . . . . . .  4.2.5
 Crescent Series A Preferred Shares  . . . . . . . . . . . . . . . .  4.2.4
 Crescent Series B Preferred Shares  . . . . . . . . . . . . . . . .  4.2.4
 Crescent Units  . . . . . . . . . . . . . . . . . . . . . . . . . .  4.2.4
 Deal Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.13
 Declaration of Trust  . . . . . . . . . . . . . . . . . . . . . . .  4.2.1
 Delaware Secretary of State . . . . . . . . . . . . . . . . . . . . 1.1(b)
 Director Plan . . . . . . . . . . . . . . . . . . . . . . . . . .   3.4(a)
 Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . 1.11
 DLLCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . .   1.1(b)
 Election Date . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)
 Environmental Claim . . . . . . . . . . . . . . . . . . . . .  3.16(a)(ii)
 Environmental Laws  . . . . . . . . . . . . . . . . . . . .   3.16(a)(iii)
 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.12(a)
 ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . .  3.12(a)
 Excess Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5(d)
 Excess Shares of Crescent Common Stock  . . . . . . . . . . . . . .  4.2.4
 Excess Shares Trust . . . . . . . . . . . . . . . . . . . . . . . . 1.5(d)
 Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . .   3.3(b)
 Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(a)
 Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5(d)
 Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1.16
 Form of Election  . . . . . . . . . . . . . . . . . . . . . . . . . 1.3(c)
 Form S-4 Registration Statement . . . . . . . . . . . . . . . . . . . 5.15
 GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.7
 Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . 3.3(b)
 Hazardous Materials . . . . . . . . . . . . . . . . . . . . .  3.16(a)(iv)
 Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.6(b)
 Indemnifiable Claim . . . . . . . . . . . . . . . . . . . . . . . . 5.6(b)
 Key Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1
 Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5(b)
 Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1
 Maryland Department . . . . . . . . . . . . . . . . . . . . . . . . 1.1(b)
 Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . .  3.1
 Maximum Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . 5.6(c)
 Maximum Common Stock Election Number  . . . . . . . . . . . . . . . 1.4(a)
 Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . 1.2(a)
 Merrill Lynch . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.18
 MGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 New York Courts . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.7
 Non-Electing Units  . . . . . . . . . . . . . . . . . . . . . . 1.2(a)(iv)
 NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 1940 Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.23
 1997 Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.4(a)
 Non-Electing Shares . . . . . . . . . . . . . . . . . . . . . . 1.2(a)(ii)
 Outside Termination Date  . . . . . . . . . . . . . . . . . . . . . 7.1(b)
 Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.14
 Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6
 Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.12(a)
 Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 5.2(b)
 Qualifying Income . . . . . . . . . . . . . . . . . . . . . . . . . 7.3(a)
 Reckson . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
 Reckson Common Stock  . . . . . . . . . . . . . . . . . . . . . . Recitals
 Reckson Confidentiality Agreement . . . . . . . . . . . . . . . . . .  5.3
 Reckson Disclosure Schedule . . . . . . . . . . . . . . . . . . . 4.1.3(a)
 Reckson Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . Recitals
 Reckson Leased Real Property  . . . . . . . . . . . . . . . . .  4.1.12(a)
 Reckson Leases  . . . . . . . . . . . . . . . . . . . . . . . .  4.1.12(a)
 Reckson Measured Price  . . . . . . . . . . . . . . . . . . . . . Recitals
 Reckson Owned Real Property . . . . . . . . . . . . . . . . . .  4.1.12(a)
 Reckson Permitted Liens . . . . . . . . . . . . . . . . . . . .  4.1.12(a)
 Reckson Preferred Stock . . . . . . . . . . . . . . . . . . . . . .  4.1.4
 Reckson Real Property . . . . . . . . . . . . . . . . . . . . .  4.1.12(a)
 Reckson SEC Documents . . . . . . . . . . . . . . . . . . . . . . .  4.1.5
 REIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.11(b)
 REIT Requirements . . . . . . . . . . . . . . . . . . . . . . . . . 7.3(a)
 Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.16(a)(v)
 Special Dividend  . . . . . . . . . . . . . . . . . . . . . . . . . 1.2(c)
 Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.5(a)
 Surviving Entity  . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(a)
 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.11(d)(i)
 Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . .  3.11(d)(ii)
 Termination Year  . . . . . . . . . . . . . . . . . . . . . . . . . 7.3(a)
 Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
 Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.12
 WARN Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.11(c)



                          AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER, dated as of July 9, 1998 (this "Agreement"), by and among Tower Realty Trust, Inc., a Maryland corporation (the "Company"), Metropolitan Partners LLC, a Delaware limited liability company ("Buyer"), Reckson Associates Realty Corp., a Maryland corporation ("Reckson"), and Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent").

                               W I T N E S S E T H

           WHEREAS, the respective Boards of Directors of the Company, Buyer, Reckson and Crescent have each approved this Agreement and the merger of the Company with and into Buyer (with Buyer being the surviving entity) (the "Merger"), upon the terms and subject to the conditions set forth herein, and in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") (other than shares owned directly or indirectly by Buyer, any Subsidiary (as defined in Section 3.5(a) hereof) of Buyer or by the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (as defined in Section 1.1(b) hereof) and other than Dissenting Shares (as defined in Section 1.10 hereof)), will, upon the terms and subject to the conditions and limitations set forth herein, at the election of the holders thereof either (A) be converted into (i) .3523 (the "Crescent Exchange Ratio") of a share of beneficial interest, par value $.01 per share, of Crescent (for purposes of this Agreement, "Crescent Common Stock"); provided that if the average closing price for the shares of Crescent Common Stock on the New York Stock Exchange (the "NYSE") during the fifteen consecutive trading days ending on the tenth trading day prior to the Company Special Meeting (as defined in Section 5.2(b) hereof) (the "Crescent Measured Price") is equal to or greater than 1.07 multiplied by $34.0625, then the Crescent Exchange Ratio shall be equal to the quotient of 12.84 divided by the Crescent Measured Price and (ii) .4615 (the "Reckson Exchange Ratio") of a share of common stock, par value $.01 per share, of Reckson ("Reckson Common Stock" and, together with Crescent Common Stock, "Buying Entities' Common Stock"); provided further that if the average closing price for the shares of Reckson Common Stock on the NYSE during the fifteen trading days ending on the tenth trading day prior to the Company Special Meeting (the "Reckson Measured Price") is equal to or greater than 1.07 multiplied by 26, then the Reckson Exchange Ratio shall be equal to the quotient of 12.84 divided by the Reckson Measured Price or (B) be converted into the right to receive $24 per share of Company Common Stock in cash payable to the holder thereof, without interest;

           WHEREAS, in connection with the Merger, the following additional transaction will be effected (the Merger, together with the other documents, agreements and transactions contemplated by this Agreement, being referred to collectively as the "Transactions"): the parties hereto shall cause the merger of Tower Realty Operating Partnership, L.P., a Delaware limited partnership (the "Company Operating Partnership"), with and into a newly formed entity created by Buyer, pursuant to which each holder of a limited partnership interest (a "Company OP Unit") in the Company Operating Partnership will receive the same consideration as such holders would be entitled to pursuant to Section 1.2 hereof; and

           WHEREAS, as a condition precedent to the execution of this Agreement, Reckson, Crescent, Buyer and certain stockholders of the Company have entered into certain voting agreements whereby each of such stockholders have agreed to, subject to the terms and conditions of this Agreement, vote at the Company Special Meeting (as defined in Section 5.2(a) hereof) one hundred percent (100%) of the shares of Company Common Stock owned by each in favor of this Agreement and the Transactions.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                 ARTICLE I

                                 THE MERGER

           SECTION 1.1    The Merger.

           (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA and the MGCL, at the Effective Time, the Company shall be merged with and into Buyer, whereupon the separate existence of the Company shall cease, and Buyer shall continue as the surviving entity (sometimes referred to herein as the "Surviving Entity") and shall continue to be governed by the laws of the State of Delaware and shall continue under the name "Metropolitan Partners LLC."

           (b) Concurrently with the Closing (as defined in Section 1.12 hereof) the Company and Buyer will cause (i) a certificate of merger or consolidation (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Office of the Secretary of State of the State of Delaware (the "Delaware Secretary of State") pursuant to the DLLCA and (ii) articles of merger (the "Articles of Merger") with respect to the Merger to be executed and filed with the State Department of Assessment and Taxation of Maryland (the "Maryland Department") pursuant to the MGCL. The Merger shall become effective on the date and time at which the Certificate of Merger and the Articles of Merger have been duly filed with the Delaware Secretary of State and the Maryland Department, respectively, or at such other date and time as is agreed between the parties and specified in the Certificate of Merger and the Articles of Merger, and such date and time is hereinafter referred to as the "Effective Time."

           (c) From and after the Effective Time, the Surviving Entity shall possess all the rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Buyer.

           SECTION 1.2 Effect on Shares of Company Common Stock and Company OP Units. At the Effective Time:

           (a) Conversion of Company Common Stock and Company OP Units. Except as otherwise provided herein and subject to Section 1.4 hereof, each share of Company Common Stock and each Company OP Unit issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to 1.2(b) hereof and Dissenting Shares) shall be converted into the following (the "Merger Consideration"):

                (i) for each share of Company Common Stock with respect to which an election to receive Buying Entities' Common Stock has been effectively made pursuant to Section 1.3 hereof and not revoked or lost (a "Common Stock Election"), a number of shares of Crescent Common Stock equal to the Crescent Exchange Ratio and a number of shares of Reckson Common Stock equal to the Reckson Exchange Ratio (collectively, "Common Stock Election Shares");

                (ii) for each share of Company Common Stock other than Common Stock Election Shares, the right to receive in cash an amount equal to $24 (collectively, "Non-Electing Shares");

                (iii) for each Company OP Unit with respect to which an election to receive Buying Entities' Common Stock has been effectively made in accordance with Section 1.3 hereof and not revoked or lost (a "Company OP Election"), a number of shares of Crescent Common Stock equal to the Crescent Exchange Ratio and a number of shares of Reckson Common Stock equal to the Reckson Exchange Ratio (collectively, "Company OP Election Units"); and

                (iv) for each Company OP Unit other than Company OP Election Units, the right to receive in cash an amount equal to $24 (collectively, "Non-Electing Units").

           (b) Cancellation of Shares of Company Common Stock and Company OP Units. Each share of Company Common Stock held by the Company as treasury stock or owned by Buyer or any Subsidiary of Buyer immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Company Common Stock to be converted into the Merger Consideration pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate representing prior to the Effective Time any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 1.2(c) hereof and (iii) any cash to be paid in lieu of any fractional share of Buying Entities' Common Stock in accordance with Section 1.5(d) hereof. All Company OP Units shall, without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a Company OP Unit prior to the Effective Time shall thereafter cease to have any rights with respect to such Company OP Units, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 1.2(c) and 1.5(c) hereof and (iii) any cash to be paid in lieu of any fractional share of Buying Entities' Common Stock in accordance with Section 1.5(d) hereof.

           (c) Company Special Dividend. The Company shall declare a dividend (the "Special Dividend") to its stockholders, the record date for which shall be the close of business on the last business day prior to the Closing. The Special Dividend shall be equal to the Company's most recent quarterly dividend rate, multiplied by the number of days elapsed since the last dividend record date through and including the Closing and divided by ninety-one (91); provided, however, that the Special Dividend shall be increased to the extent the Company reasonably determines that the amount provided in the preceding clause may not be sufficient for the Company to qualify as a REIT for its taxable year ended December 31, 1997, December 31, 1998 or its taxable year ended on the Closing Date. The Special Dividend shall be paid in the ordinary course of business consistent with past practices of the Company as to the manner and timing of payment. Concurrently with the Special Dividend, an equivalent distribution shall be made by the Company Operating Partnership.

           SECTION 1.3    Share Election.

           (a) Each Person (as defined in Section 1.6 hereof) who, on or prior to the Election Date referred to in subsection (c) below, is a record holder of shares of Company Common Stock or a record holder of Company OP Units, as the case may be, shall have the right to submit a Form of Election (as defined in Section 1.3(c) hereof) specifying the number of shares of Company Common Stock or Company OP Units, as the case may be, that such Person desires to be converted into Buying Entities' Common Stock pursuant to the Common Stock Election or a Company OP Election.

           (b) Prior to the mailing of the Proxy Statement (as defined in Section 5.2(b) hereof), Buyer shall designate the Company's registrar or transfer agent, or such other bank, trust company, Person or Persons as shall be acceptable to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

           (c) Buyer shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election") with the Proxy Statement to the record holders of shares of Company Common Stock and the record holders of Company OP Units as of the record date for the Company Special Meeting, which Form of Election shall be used by each record holder of shares of Company Common Stock and each record holder of Company OP Units who wishes to elect to receive shares of Buying Entities' Common Stock for any or all shares of Company Common Stock or Company OP Units, as the case may be, held, subject to the provisions of
 Section 1.4 hereof, by such holder. The Company shall use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all Persons who become holders of shares of Company Common Stock during the period between such record date and the Election Date. Any such holder's election to receive shares of Buying Entities' Common Stock shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "Election Date") next preceding the date of the Company Special Meeting, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock or Company OP Units to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NYSE or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five NYSE trading days after the date of execution of such guarantee of delivery).

           (d) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Buyer and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the share of Company Common Stock or Company OP Unit, if any, to which such Form of Election relates shall promptly be returned to the stockholder submitting the same to the Exchange Agent.

           (e) The determination of the Exchange Agent shall be binding as to whether or not elections have been properly made or revoked pursuant to this Section 1.3 with respect to shares of Company Common Stock and Company OP Units and when elections and revocations were received by it. If the Exchange Agent determines that any Common Stock Election was not properly made with respect to shares of Company Common Stock or Company OP Units, then such shares of Company Common Stock or Company OP Units shall be treated by the Exchange Agent at the Effective Time as Non-Electing Shares, and such shares shall be exchanged in the Merger for cash pursuant to
 Section 1.2(a)(ii) hereof. If the Exchange Agent determines that any Company OP Election was not properly made with respect to Company OP Units, then such Company OP Units shall be treated by the Exchange Agent at the Effective Time as Non-Electing Units, and such units shall be exchanged for cash pursuant to 1.2(a)(iv) hereof. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section
 1.4 hereof, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock and the holders of Company OP Units. The Exchange Agent may, with the mutual agreement of Buyer and the Company, make such rules as are consistent with this Section 1.3 for the implementation of the elections provided for herein as shall be necessary or desirable to effect such elections fully.

           SECTION 1.4    Proration.

           (a) Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Company Common Stock and Company OP Units which can be converted into shares of Buying Entities' Common Stock pursuant to the Common Stock Election and Company OP Election shall be the number determined by the formula in the following sentence (the "Maximum Common Stock Election Number"). The Maximum Common Stock Election Number shall be the number such that the product of (i) the Maximum Common Stock Election Number multiplied by (ii) the sum of (x) the product of (A) the Crescent Exchange Ratio multiplied by (B) the Crescent Stated Price and (y) the product of (C) the Reckson Exchange Ratio multiplied by (D) the Reckson Stated Price shall be equal to the product of (1) 16 multiplied by (2) the excess of the total number of shares of Company Common Stock outstanding or issuable upon exchange of Company OP Units immediately prior to the Effective Time over the Maximum Common Stock Election Number.

           (b) If the sum of (i) the number of Common Stock Election Shares and (ii) the number of Company OP Election Units does not exceed the Maximum Common Stock Election Number, then each Common Stock Election Share and each Company OP Election Unit shall be converted into shares of Buying Entities' Common Stock.

           (c) If the sum of (i) the number of Common Stock Election Shares and (ii) the number of Company OP Election Units exceeds the Maximum Common Stock Election Number, then each Common Stock Election Share and each Company OP Election Unit shall either (x) be converted into Buying Entities' Common Stock or (y) be converted into the right to receive cash in accordance with the terms of Section 1.2(a) hereof in the following manner:

                (i) A proration factor (the "Cash Proration Factor") shall be determined by dividing the Maximum Common Stock Election Number by the sum of (i) the total number of Common Stock Election Shares and
      (ii) the total number of Company OP Election Units;

                (ii) The number of Common Stock Election Shares covered by each Common Stock Election and Company OP Election Units which are covered by Company OP Elections which are converted into Buying Entities' Common Stock shall be determined by multiplying the Cash Proration Factor by the sum of (i) the number of Common Stock Election Shares and (ii) the number of Company OP Election Units; and

                (iii) All Common Stock Election Shares and Company OP Election Units, other than those shares and units which are converted into Buying Entities' Common Stock in accordance with clause (ii) of this subsection (c), shall be converted into the right to receive cash on a consistent basis among stockholders and unitholders who made the elections referred to in Section 1.2(a)(i) and (iii) hereof, pro rata to the number of shares of Company Common Stock and number of Company OP Units as to which they made such election. Holders of Company Common Stock who make a Common Stock Election pursuant to Section 1.2(a)(i) hereof and holders of Company OP Units who make a Company OP Election in accordance with Section 1.2(a)(iii) hereof, but who receive cash in accordance with this Section 1.4(c), shall have the portion of their Merger Consideration received in Crescent Common Stock and the portion of their Merger Consideration received in Reckson Common Stock reduced proportionately to account for the receipt of cash pursuant to this Section 1.4(c).

           SECTION 1.5    Exchange of Certificates.

           (a) At or promptly following the Effective Time, Buyer shall deposit, or cause to be deposited with the Exchange Agent for the benefit of holders of shares of Company Common Stock, cash and certificates representing shares of Buying Entities' Common Stock, constituting the Merger Consideration. For purposes of this Section 1.5, holders of Company OP Units shall be treated in the same manner as holders of shares of Company Common Stock.

           (b) As of or promptly after, and in any event not later than one business day following, the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), (i) a letter of transmittal and a Form of Election (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) a certificate or certificates representing the number of full shares of Buying Entities' Common Stock, if any, into which all or a portion of the number of shares of Company Common Stock previously represented by such Certificate have been converted pursuant to this Agreement and (B) the amount of cash, if any, into which all or a portion of the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Form of Election and a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

           (c) No dividends or other distributions with respect to shares of Buying Entities' Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buying Entities' Common Stock represented thereby by reason of the conversion of shares of Company Common Stock pursuant to Sections 1.2(a), 1.3 and 1.4 hereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(d) hereof until the surrender of such Certificate in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the person in whose name the shares of Buying Entities' Common Stock are registered
 (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 1.5(d) hereof) as practicable, the amount of any cash payable in lieu of fractional shares of Buying Entities' Common Stock to which such holder is entitled pursuant to Section 1.5(d) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Buying Entities' Common Stock issued upon conversion of Company Common Stock, and
 (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Buying Entities' Common Stock.

           (d) Notwithstanding any other provision of this Agreement, no fraction of a share of Buying Entities' Common Stock shall be issued in connection with the Merger, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the Buying Entities. In lieu of any such fractional security, each holder of shares of Company Common Stock otherwise entitled to a fraction of a share of Buying Entities' Common Stock will be entitled to receive in accordance with the provisions of this Section 1.5 from the Exchange Agent, a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of Buying Entities' Common Stock which would otherwise be issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent will, subject to Section 1.5(e) hereof, hold such proceeds in trust for the holders of shares of Company Common Stock (the "Excess Shares Trust"). Buyer shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional Buying Entities' Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock.

           (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 1.5 (the "Exchange Fund") which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Buyer, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look only to Buyer and only as general creditors thereof for payment of their claim for
 (i) cash, if any, (ii) shares of Buying Entities' Common Stock, if any,
 (iii) any cash in lieu of fractional shares of Buying Entities' Common Stock and (iv) any dividends or distributions with respect to shares of Buying Entities' Common Stock to which such holders may be entitled.

           (f) None of Buyer, the Buying Entities, the Company or the Exchange Agent shall be liable to any Person in respect of shares of Buying Entities' Common Stock or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any cash, (ii) any cash in lieu of fractional shares of retained shares of Buying Entities' Common Stock, (iii) any shares of Buying Entities' Common Stock or (iv) any dividends or distributions with respect to shares of Buying Entities' Common Stock in respect of which such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such shares of Buying Entities' Common Stock, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

           (g) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. Nothing contained in this Section 1.5(g) shall relieve Buyer, the Buying Entities or the Exchange Agent from making the payments required by this
 Article I to be made to the holders of shares of Company Common Stock and to holders of Company Stock Options (as defined in Section 1.9 hereof).

           SECTION 1.6 Transfer Taxes; Withholding. If the Merger Consideration is to be paid to a Person other than a Person in whose name the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Company Certificate so surrendered in exchange therefor shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. "Person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

           SECTION 1.7 No Further Ownership Rights in Shares of Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of any Company Certificate in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Company Certificate.

           SECTION 1.8 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made. Subject to the last sentence of Section 1.5 hereof, if after the Effective Time Company Certificates are presented to the Surviving Entity, they shall be cancelled and exchanged as provided in this Article I.

           SECTION 1.9    Stock Options.

           (a) Each option to acquire shares of Company Common Stock ("Company Stock Option") set forth in Schedule 3.12 of the disclosure schedule of the Company attached hereto (the "Company Disclosure Schedule") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, become fully exercisable and vested and each such Company Stock Option shall, subject to obtaining the required consent, if any, of each holder of Company Stock Options, be cancelled. In consideration of such cancellation, the Company shall pay to each such holder of Company Stock Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of $24 over the exercise price of such Common Stock Option and (2) the number of shares of Company Common Stock subject thereto. The Company's obligations to make such payment to any holder of Company Stock Options shall be subject to having received the required consent, if any, of such holder to the cancellation of such Options and the Company shall use its reasonable best effort to obtain such consents prior to the Effective Time.

           SECTION 1.10 Restricted Stock. All unvested shares of restricted stock of the Company, set forth in Schedule 1.10 of the Company Disclosure Schedule, shall, by virtue of this Agreement and without further action of the Company, Buyer or the holder of such restricted shares, to the extent required in the plan, agreement or instrument pursuant to which such restricted stock was granted, vest and become free of all restrictions immediately prior to the Effective Time and shall be converted into the Merger Consideration pursuant to Section 1.2 hereof.

           Section 1.11 Dissenting Shares. Notwithstanding Section 1.2(b) hereof, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected appraisal rights under Title 3. Subtitle 2. of the MGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Title 3. Subtitle 2. of the MGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the MGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive Merger Consideration as set forth in Section 1.2(a) hereof, and such shares of Common Stock shall no longer be Dissenting Shares.

           SECTION 1.12 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction of the conditions set forth in Section 8.1 hereof, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "Closing Date").


                                 ARTICLE II

                            THE SURVIVING ENTITY

           SECTION 2.1 Certificate of Formation. The Certificate of Formation of Buyer shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law.

           SECTION 2.2 Operating Agreement. The operating agreement of Buyer in effect at the Effective Time shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with applicable law, the certificate of formation of the Surviving Entity and the operating agreement of the Surviving Entity.

           SECTION 2.3 Members and Managers. From and after the Effective Time, the members and managers of Buyer at the Effective Time shall be the initial members and managers of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Buyer as follows:

           SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and except as set forth in Schedule 3.1 of the Company Disclosure Schedule, has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except for failures to have any such License which would not, individually or in the aggregate, have a Material Adverse Effect (as defined hereafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not, in the aggregate, have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, or Reckson and Crescent and their respective Subsidiaries, as the case may be, in each case taken as a whole, that is not a result of a decline or deterioration in the economy in general or the real estate markets in which such entities operate. Notwithstanding the foregoing, for purposes of Sections 3.14 and 3.17 hereof, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, shall include, without limitation, the Company being deprived of all or substantially all of its beneficial ownership of or rights to use any Key Property (as defined hereafter), and the Company continuing to be deprived of such interests as of the date of termination of this Agreement pursuant to Section 7.1(b) or (d) hereof, as the case may be. For purposes of this Agreement, the term "Key Properties" shall mean: Tower 45, New York, New York; 100 Wall Street, New York, New York; 810 Seventh Avenue, New York, New York; One Orlando Center, Orlando, Florida. The Company has heretofore made available to Reckson, Crescent and Buyer (collectively, the "Buying Entities") complete and correct copies of its articles of incorporation and the by-laws of the Company (the "Articles of Incorporation" and "Company By-laws," respectively) as currently in effect.

           SECTION 3.2 Corporate Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders as contemplated by Section 5.2 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company and, other than the approval and adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by each of the Buying Entities, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

           SECTION 3.3    Consents and Approvals; No Violations.

           (a) Except as set forth in Schedule 3.3(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will
 (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the Company By-laws; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or except as otherwise contemplated by Sections 1.9 and 1.10 hereof, accelerate vesting under, any of the Company stock option or other benefit plans, or any grant or award made under any of the foregoing; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) or result in the creation of any Lien (as defined in Section 3.5(b) hereof) upon any properties of the Company or any of its Subsidiaries (other than Company Permitted Liens) under any of the terms, conditions or provisions of, any note, mortgage, indenture, letter of credit, other evidence of indebtedness, franchise, permit, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iv) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity (as defined in Section 3.3(b) hereof) to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such requirements, defaults, breaches, rights, violations or creations of such liens, security interests, charges or encumbrances (A) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which any of the Buying Entities or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, any of the Buying Entities.

           (b) Except as set forth in Schedule 3.3(b) of the Company Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity"), is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except
 (i) the filing of the Certificate of Merger in accordance with the DLLCA and the Articles of Merger in accordance with the MGCL and filings to maintain the good standing of the Surviving Entity; (ii) compliance with any applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"); (iii) compliance with any applicable requirements of state takeover laws; (iv) any Tax Returns (as defined in Section 3.11(d) hereof) that may be required in connection with the Merger and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which any of the Buying Entities or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, any of the Buying Entities.

           SECTION 3.4    Capitalization.

           (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share, of the Company (the "Company Preferred Stock"). As of May 31, 1998, there were (i) 16,959,355 shares of Company Common Stock and (ii) no shares of Company Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are free of pre-emptive rights. As of May 31, 1998, there were (i) outstanding Company Stock Options in respect of 1,268,597 shares of Company Common Stock at an option price, in each case, equal to $26 per share, which Options were granted pursuant to the Company's 1997 Incentive Plan (the "1997 Plan") and an additional 338,846 shares of Company Common Stock available for future grants pursuant to the 1997 Plan through December 31, 1998, (ii) up to 200,000 shares of Company Common Stock authorized for possible issuance pursuant to the Company's 1997 Directors' Plan (the "Director Plan"), (iii) no agreements with respect to stock bonuses for shares of Company Common Stock and (iv) 2,000,000 shares of Company Common Stock reserved for issuance upon exchange of limited partnership interests in the Company Operating Partnership ("Company OP Units").

           (b) Except (i) as set forth in this Section 3.4, (ii) for Company OP Units (which, subject to certain restrictions, may be exchanged by holders thereof for shares of Company Common Stock), (iii) as required under the Second Amendment and Restatement of Agreement of Limited Partnership of the Company Operating Partnership, as amended (the "Company Operating Partnership Agreement"), (iv) for changes since April 30, 1998 resulting from the exercise of Options outstanding on such date and (v) as set forth in Schedule 3.4 of the Company Disclosure Schedule, there are outstanding (A) no shares of capital stock or other voting securities or partnership interests of the Company, (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities or partnership interests of the Company and (C) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or partnership interests or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses
 (A), (B) and (C) being referred to collectively as the "Company Securities"). Except (x) as required pursuant to rights of first refusal or rights of first offer, "buy-sell" provisions, anti-dilution provisions or pro-rata funding obligations set forth in the terms of any partnership or joint venture agreement governing any of the partnerships, joint ventures or business trusts in which the Company Operating Partnership owns an interest (collectively, the "Company Joint Ventures") existing on the date of this Agreement, a list of which is set forth in Schedule 3.4 of the Company Disclosure Schedule , (y) as set forth in Schedule 3.4 of the Company Disclosure Schedule and (z) as required under the Company Operating Partnership Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any capital stock, voting securities or other ownership interests in any Subsidiary of the Company or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a Subsidiary of the Company or a wholly owned Company Joint Venture).

           SECTION 3.5    Subsidiaries.

           (a) Each Subsidiary of the Company that is actively engaged in any business or owns any material assets (each, an "Active Subsidiary")
 (i) that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation,
 (ii) that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization, (iii) except as set forth in Schedule 3.5(a) of the Company Disclosure Schedule, has all corporate power and authority to, and all governmental licenses, authorizations, consents and approvals required to, carry on its business as now conducted and (iv) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other equity interests. All Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 3.5(a) of the Company Disclosure Schedule.

           (b) Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, (i) all of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company (other than directors' qualifying shares and nominal shares held by other Persons as may be required by local law) free and clear of any Liens (as defined hereafter) or limitations on voting rights and (ii) all equity interests in each Subsidiary of the Company that is a partnership, joint venture, limited liability company or trust are owned by the Company or by a Subsidiary of the Company, free and clear of any Liens or limitations on voting rights; provided that no representation is made as to any shares of capital stock or other equity interests owned by any Persons other than the Company. Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for, any of the capital stock or other equity interests of any of such Subsidiaries. Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, there are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

           (c) Except for interests in the Subsidiaries and except as set forth in Schedule 3.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

           SECTION 3.6 SEC Documents. The Company has timely filed all required reports, proxy statements, forms and other documents with the SEC since October 16, 1997 (the "Company SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents (except as to the financial statements contained therein, which are dealt with in Section 3.7 hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           SECTION 3.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) are in conformity with generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

           SECTION 3.8 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.8 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           SECTION 3.9 Proxy Statement; Form S-4 Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined in Section 5.2(b) hereof) or any amendments thereof or supplements thereto or the Form S-4 Registration Statement (as defined in Section 5.15 hereof) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or such amendments or supplements thereto, and at the time of the Company Special Meeting, or, in the case of the Form S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information related to any of the Buying Entities or any of their respective affiliates included in the Proxy Statement or the Form S-4 Registration Statement, as the case may be. The Proxy Statement and the Form S-4 Registration Statement will each comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations promulgated under each of such statutes.

           SECTION 3.10 Absence of Material Adverse Changes, etc. Except as disclosed in the Company SEC Documents filed by the Company and as set forth in Schedule 3.10 of the Company Disclosure Schedule, (i) since March 31, 1998, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been a Material Adverse Effect and (ii) since December 31, 1997, there has not been:

           (a) any declaration, setting aside or payment of any dividend or other distribution (other than regular quarterly dividends or regular distributions pursuant to the Company Operating Partnership Agreement (or as necessary to maintain REIT status)) with respect to the shares of Company Common Stock or the Company OP Units, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of (x) any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or (y) the Company OP Units;

           (b) any amendment of any material term of any outstanding security issued by the Company or any Subsidiary of the Company;

           (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than in the ordinary course of business which, in any event, does not exceed $287,000,000 in the aggregate through the date of this Agreement;

           (d) any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any asset other than in the ordinary course of business and other than Liens which, in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect;

           (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which has had a Material Adverse Effect;

           (f) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

           (g) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case, other than in the ordinary course of business;

           (h) any commitment or contractual obligation relating to any capital expenditure (each, a "Commitment") entered into by the Company or any of its Subsidiaries, other than immaterial Commitments in the ordinary course of business; or

           (i) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

           SECTION 3.11   Taxes.

           (a) Except as set forth in Schedule 3.11 of the Company Disclosure Schedule, (i) all Tax Returns (as defined in Section 3.11(d) hereof) required to be filed by or with respect to Taxes of the Company and each of its Subsidiaries as of the date hereof have been filed in a timely manner (taking into account all lawful extensions of due dates) other than those Tax Returns as to which the failure to file would not reasonably be expected to have a Material Adverse Effect, and all such Tax Returns are true, complete and correct in all material respects, (ii) all Taxes due and payable have been timely paid or adequate provision in accordance with GAAP with respect to the matters covered by such Tax Returns has been made for the payment therefor, (iii) the Company and each of its Subsidiaries has properly accrued all Taxes for periods subsequent to the periods covered by such Tax Returns, (iv) the Company and each of its Subsidiaries have not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes of the Company or its Subsidiaries that have not been fully paid, finally settled or contested in good faith, (v) neither the Company nor any of its Subsidiaries has executed or filed with any taxing authority any agreement now in effect extending the period for assessment or collection of any Taxes (except for extensions to file Tax Returns which may have such effect), (vi) there are no Liens with respect to Taxes upon any of the properties or assets of the Company or its Subsidiaries and (vii) since the date of the most recently audited financial statements of the Company and each of its Subsidiaries, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

           (b) The Company (i) will elect to be taxed as a real estate investment trust (a "REIT") within the meaning of the Code commencing with its taxable year ending December 31, 1997, (ii) for all taxable years commencing with its taxable year ending December 31, 1997, has been organized and operated in conformity with the requirements for taxation as a REIT within the meaning of Section 856 of the Code, (iii) has operated to the date hereof, and intends to continue to operate, in such a manner as to qualify as a REIT for all of its taxable years ending on or prior to the Closing, and (iv) has not taken or omitted to take any action which would result in a successful challenge to its status as a REIT and, to the knowledge of the Company, no such challenge is pending or threatened.

           (c) Each of the Company's corporate Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code, and each partnership, limited liability company or joint venture in which the Company (either directly or indirectly) owns an equity interest thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

           (d) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

           SECTION 3.12   Employee Benefit Plans and Employee Matters.

           (a) Schedule 3.12 of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation and equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any United States Subsidiary of the Company (collectively, the "Plans").

           (b) With respect to each Plan, the Company has heretofore delivered or made available to Buyer true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

           (c)  No Plan is subject to Title IV or Section 302 of ERISA or
 Section 412 of the Code. No material liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

           (d)  No Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, a plan described in section 4063(a) of ERISA or a "welfare benefit fund" as defined in Section 419(e) of the Code.

           (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

           (f) Except as set forth in Schedule 3.12(f) of the Company Disclosure Schedule, each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances that could reasonably be expected to result in revocation of any such favorable determination letter.

           (g) Except as set forth in Schedule 3.12(g) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

           (h) There are no pending, or, to the knowledge of the Company, threatened or anticipated, claims that would reasonably be expected to have a Material Adverse Effect by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

           (i) Except with respect to Company Stock Options and 10,000 shares of restricted stock which vest upon the Merger, and except as set forth in Schedule 3.12(i) of the Company Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (A) entitle any current or former employee, officer, director or independent contractor of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement; (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or independent contractor; (C) constitute a "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code); or (D) entitle any such employee, director or independent contractor to an "excess parachute payment" within the meaning of Section 280G of the Code.

           (j) No "reportable event" (other than those for which the 30-day notice to the Pension Benefit Guaranty Corporation has been waived) or "prohibited transaction" (other than those for which there is an available exemption), as such terms are defined in ERISA and the Code, as applicable, has occurred with respect to any Plan during the five years preceding the Closing Date.

           (k) Except as set forth on Schedule 3.12(k) of the Company Disclosure Schedule, all contributions required to be made by the Company or any ERISA Affiliate under applicable law or the terms of any Plan or collective bargaining agreement to each Plan have been made within the time prescribed by such law, Plan or collective bargaining agreement.

           (l) Except as set forth on Schedule 3.12(l) of the Company Disclosure Schedule, the Company and each of its Subsidiaries and affiliates (i) is in material compliance with all applicable law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to current and former employees, directors and independent contractors of the Company and such Subsidiaries and affiliates, (ii) has withheld all amounts required by applicable law or by agreement to be withheld from the wages, salaries and other payments to such current and former employees, directors and independent contractors, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits, for such current or former employees, directors and independent contractors.

           (m) Except as set forth on Schedule 3.12(m) of the Company Disclosure Schedule, (i) no employees of the Company or any of its Subsidiaries or affiliates are represented by any labor organization and there is no union organizational activity currently underway, or to the Company's knowledge, threatened, with respect to any such employees, (ii) neither the Company nor any of its Subsidiaries or affiliates is engaged in, or has received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof, (iii) neither the Company nor any of its Subsidiaries or affiliates is engaged in, or has received any notice of, any grievances arising under any collective bargaining agreements, or any pending arbitration proceedings under any collective bargaining agreements,
 (iii) during the immediately preceding twenty-four (24) calendar months there has not been any and, to the knowledge of the Company, there is no threatened labor strike, work stoppage or slowdown pending against any portion of the Company or any of its Subsidiaries or affiliates, and there is no pending lockout by the Company or any of its Subsidiaries or affiliates. The Company and each of its Subsidiaries and affiliates has satisfied and performed fully its obligations under each collective bargaining agreement, and under any order, conciliation contract or settlement contract by which any of them is bound or to which any of them is subject concerning employment related matters.

           (n) Except as set forth on Schedule 3.12(n) of the Company Disclosure Schedule, each Plan that is a "group health plan" (as defined in section 4980B of the Code) has been operated substantially in material compliance with section 4980B of the Code and the secondary payor requirements of section 1862(b)(1) of the Social Security Act.

           (o) Except as set forth on Schedule 3.12(o) of the Company Disclosure Schedule, the Company has reserved all rights necessary to amend unilaterally each Plan and to terminate its participation in any Plan.

           SECTION 3.13 Litigation. Except as set forth in either the Company SEC Documents or in Schedule 3.13 of the Company Disclosure Schedule or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity which (i) is pending on the date of this Agreement and seeks to prevent or delay the Transactions or challenges any of the terms or provisions of this Agreement or seeks material damages in connection therewith ("Deal Litigation") or (ii) except for Deal Litigation, would reasonably be expected to have a Material Adverse Effect.

           SECTION 3.14   Compliance with Laws.  Except as set forth in
 Schedule 3.14 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, including any Company Real Property, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All governmental approvals, permits and licenses (collectively, "Permits") required to conduct the business of the Company and its Subsidiaries, including any Company Real Property, have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

           SECTION 3.15 Certain Contracts and Arrangements. Schedule 3.15 of the Company Disclosure Schedule sets forth a list of the following contracts and commitments to which the Company or any of its Active Subsidiaries is a party: (i) all management agreements relating to the Company Real Property, (ii) all leasing brokerage agreements, (iii) all service contracts that relate to services in excess of $75,000 per annum and that are not terminable by Company or its Subsidiary on notice of 90 days or less without penalty and (iv) all collective bargaining agreements, if any, and includes a description of arrangements with independent contractors for the provision of services to certain of the Company Real Property (as defined in Section 3.17(a) hereof). Except as set forth in
 Schedule 3.15 of the Company Disclosure Schedule, each material contract or agreement, commitment and instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract, agreement, commitment or instrument, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

           SECTION 3.16   Environmental Matters.

                (a) (i) "Cleanup" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereafter) in the indoor or outdoor environment; (B) prevent the Release (as defined hereafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or
      (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                (ii) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) circumstances forming the basis of any violation of any Environmental Law (as defined hereafter).

                (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

                (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
      section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                (b) (i) Except as set forth in Schedule 3.16(b)(i) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.16(b)(i) of the Company Disclosure Schedule, since January 1, 1996 and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                (ii) Except as set forth in Schedule 3.16(b)(ii) of the Company Disclosure Schedule, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Material Adverse Effect.

                (iii) Except as set forth in Schedule 3.16(b)(iii) of the Company Disclosure Schedule, there are no present or, to the knowledge of the Company, past, actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                (iv) The Company agrees to cooperate with Buyer to effect the transfers of any permits or other governmental authorizations under Environmental Laws that will be required to permit Buyer to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

           SECTION 3.17   Real Property.

           (a) For purposes of this Agreement, "Company Permitted Liens" means (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable and such Liens as are being contested by the Company in good faith, (ii) Liens arising or resulting from any action taken by any of the Buying Entities,
 (iii) matters that would be disclosed by an accurate survey or inspection of the Company Real Property, (iv) Liens for current Taxes not yet due or payable, (v) any covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on the Company's title insurance policies and/or title commitments or reports which have been made available to the Buying Entities, (vi) any other covenants, conditions, restrictions, reservations, rights, non-monetary Liens, easements, encumbrances, encroachments and other matters affecting title which do not individually or in the aggregate materially adversely affect the value or use of any of the Company Real Property as it is presently used, (vii) Company Space Leases (as defined in Section 3.7(i) hereof) and (viii) matters set forth in Schedule 3.17(a) of the Company Disclosure Schedule and/or permitted pursuant to Sections 5.1(n), 5.1(r), 5.1(s) or 5.4 hereof. "Company Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Active Subsidiaries is the lessee, sublessee, licensee, user or occupant of Company Real Property, or interests therein. "Company Leased Real Property" means all interests in real property pursuant to the Company Leases. "Company Owned Real Property" means the real property owned in fee by the Company and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. "Company Real Property" means the Company Owned Real Property and the Company Leased Real Property.

           (b) Schedule 3.17(b) of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Real Property setting forth information sufficient to identify specifically such Company Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid and insurable (at commercially reasonable rates) title to the Company Owned Real Property, free and clear of any Liens other than Company Permitted Liens. Except as set forth in Schedule 3.17(b) of the Company Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any material portion thereof or interest therein.

           (c) Schedule 3.17(c) of the Company Disclosure Schedule contains a complete and correct list of all Company Leased Real Property and the Company Leases. Except for such exceptions as would not, in the aggregate, have a Material Adverse Effect (i) each Company Lease is valid and binding upon the Company and its Subsidiaries and in full force and effect and grants the lessee under the Lease the exclusive right to use and occupy the premises and (ii) each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases. To the knowledge of the Company, no non-monetary defaults exist under the Company Leases which, individually or in the aggregate, would have a Material Adverse Effect.

           (d) The Company Real Property constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted in all material respects, except for any fee, leasehold or other interest acquired or disposed of after the date hereof in accordance with Sections 5.1(r), 5.1(s) or 5.1(u) hereof or
 Section 5.4 hereof. The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Company Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

           (e) All Company Real Property currently under development or construction by the Company or a Subsidiary of the Company (the "Company Development Properties") and all properties currently proposed for acquisition, development or commencement of construction by the Company or a Subsidiary of the Company (the "Company Future Development Properties") are listed as such in Schedule 3.17(e) of the Company Disclosure Schedule. All executory agreements entered into by the Company or any Subsidiary of the Company relating to the development or construction of commercial office or other real estate properties (other than agreements the value of which individually do not exceed $50,000.00 or are terminable on 30 days notice or less and which are for architectural, engineering, planning, accounting, legal or other professional services, or construction agreements for material or labor) are listed in Schedule 3.17(e) of the Company Disclosure Schedule. Copies of such agreements, all of which have previously been delivered or made available to Buyer, are true and correct. To the knowledge of the Company, there are no material defaults existing under any of such agreements.

           (f) Valid policies of title insurance have been issued insuring the applicable Company's or its Subsidiary's fee simple title to the Company Owned Real Property owned by it, subject only to the Company Permitted Liens. To the knowledge of the Company, such policies are, at the date hereof, in full force and effect. To the knowledge of the Company, no claim has been made against any such policy.

           (g) Except as provided in Schedule 3.17(g) of the Company Disclosure Schedule, the Company and its Subsidiaries have no knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Owned Real Property or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Owned Real Property or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Owned Real Property has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same which would have a Material Adverse Effect,
 (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement having a Material Adverse Effect issued by any Governmental Entity, (iii) of any structural defects relating to any Company Real Property which would have a Material Adverse Effect, (iv) of any Company Owned Real Property whose building systems are not in working order so as to have a Material Adverse Effect, or (v) of any physical damage to any Company Owned Real Property which would have a Material Adverse Effect for which there is no insurance in effect covering the cost of the restoration.

           (h) Neither the Company nor any of its Subsidiaries has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any Company Owned Real Property or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any Company Owned Real Property or by the continued maintenance, operation or use of the parking areas. Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken on any Company Owned Real Property prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Company Owned Real Property or under any Company Space Lease have been performed, paid or taken, as the case may be, and the Company and its Subsidiaries have no knowledge of any planned or proposed work, payments or actions that may be required after the date hereof.

           (i) The rent roll set forth in Schedule 3.17(i) of the Company Disclosure Schedule (the "Company Rent Roll") lists each Company Space Lease (including the square footage of the leased premises (if set forth in the subject Company Space Lease)) in effect as of the date hereof.
 "Company Space Lease" means each lease or other right of occupancy affecting or relating to a property in which the Company or its Subsidiaries (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of a lease agreement or as successor to any prior landlord. The Company and its Subsidiaries have made available to the Buying Entities true, correct and complete copies of all Company Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all information set forth in the Company Rent Roll is true, correct and complete as of the date of this Agreement. To the knowledge of the Company, no material default exists by the Company or its Subsidiaries under any Company Space Lease. Except as set forth in
 Schedule 3.17(i) of the Company Disclosure Schedule, to the Company's knowledge, (x) all rental payments due under each Company Space Lease have been paid through the date hereof, (y) the Company has not received any prepayment of rent for a period in excess of thirty (30) days and (z) no tenant is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both would constitute a material default by any tenant under any Company Space Lease.

           (j) The disposition of any of the Company Owned Real Property by the Company Operating Partnership does not require the approval of any of the limited partners of the Company Operating Partnership.

           (k) Except as set forth in Schedule 3.17(k) of the Company Disclosure Schedule, there are no ongoing tax certiorari proceedings with respect to the Company Owned Real Property.

           SECTION 3.18 Finders' Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, any Buying Entity or any affiliate of any of the Buying Entities upon consummation of the Transactions.

           SECTION 3.19   Opinion of Financial Advisors.   The Company has
 received the opinion or advice of Merrill Lynch to the effect that, as of such date, the consideration to be received by holders of shares of Company Common Stock (other than any Buying Entity or any affiliate of any of the Buying Entities) pursuant to the Merger is fair from a financial point of view to such holders.

           SECTION 3.20 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (a) determined that this Agreement and the Transactions, taken together, are fair to and in the best interests of the stockholders of the Company; (b) taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 3-602 of the MGCL inapplicable to this Agreement and the Merger; and (c) resolved to recommend that the stockholders of the Company approve this Agreement and the Transactions.

           SECTION 3.21 Vote Required. The affirmative vote of a majority of all of the votes of Company Common Stock entitled to be cast is the only vote of the holders of any class or series of the Company's capital stock necessary or required under this Agreement or under applicable law to approve the Merger, this Agreement and the Transactions.

           SECTION 3.22   Related Party Transactions.  Set forth in Schedule
 3.22 of the Company Disclosure Schedule is a list of all arrangements, agreements and contracts entered into by the Company or any of its Subsidiaries with (a) any consultant or (b) any Person who is an officer, director or affiliate (as defined in Section 8.3 hereof) of the Company or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. Copies of such documents have previously been delivered or made available to Buyer.

           SECTION 3.23 Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

           SECTION 3.24 Hart-Scott-Rodino Antitrust Improvements Act of 1976. For purposes of determining compliance with the HSR Act, the Company confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its stockholders.

           SECTION 3.25 State Takeover Statutes. The Company has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute enacted under the state or federal laws of the United States or similar statute or regulation.


                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BUYER,
                            RECKSON AND CRESCENT

           SECTION 4.1 Reckson represents and warrants to the Company as follows:

           4.1.1 Corporate Existence and Power. Reckson is a corporation duly organized, validly existing and in good standing under the laws of the requisite state of its incorporation and has all corporate power and authority to carry on its business as now conducted.
      Reckson has heretofore delivered to the Company complete and correct copies of its governing documents or other organizational documents of like import, as currently in effect.

           4.1.2 Authorization. Reckson has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Reckson and no other corporate proceedings on the part of Reckson are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Reckson, and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Reckson enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

           4.1.3  Consents and Approvals; No Violations.

                (a) Except as set forth in Schedule 4.1.3(a) of the disclosure schedule of the Reckson attached to this Agreement (the "Reckson Disclosure Schedule"), neither the execution and delivery of this Agreement nor the performance by Reckson of its obligations hereunder will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of Reckson or
      (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of, any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Reckson or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Reckson or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Reckson to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which the Company or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, the Company.

                (b) Except as set forth in Schedule 4.1.3(b) of the Reckson Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Reckson or the performance by Reckson of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DLLCA and the Articles of Merger in accordance with the MGCL and filings to maintain the good standing of the Surviving Entity; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iii) compliance with any applicable requirements of state takeover laws; (iv) any Tax Returns that may be required in connection with the Merger and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not have a material adverse effect on the ability of Reckson to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which the Company or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, the Company.

                4.1.4 Capitalization. The authorized capital stock of Reckson consists of 100,000,000 shares of Reckson Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share, of Reckson (the "Reckson Preferred Stock"). As of May 31, 1998, there were (i) 39,972,102 shares of Reckson Common Stock and (ii) 9,200,000 shares of Reckson Preferred Stock issued and outstanding. All shares of capital stock of Reckson have been duly authorized and validly issued and are fully paid and nonassessable. As of May 31, 1998, there were outstanding Options in respect of 3,817,078 shares of Reckson Common Stock at option prices ranging from $12.125 to $25.75 per share. Upon conversion of all existing units of limited partnership interest in the Reckson Operating Partnership, there would be 47,685,053 (49,051,991 shares including the conversion of convertible preferred units) shares of Reckson Common Stock outstanding. Except as set forth in Schedule 4.1.4 of the Buyer Disclosure Schedule, there are outstanding (A) no shares of capital stock or other voting securities or partnership interests of Reckson,
      (B) no securities of Reckson or any Subsidiary of Reckson convertible into or exchangeable for shares of capital stock or voting securities or partnership interests of Reckson and (C) no options or other rights to acquire from Reckson, and no obligation of Reckson to issue, any capital stock, voting securities or partnership interests or securities convertible into or exchangeable for capital stock or voting securities or partnership interests of Reckson.

                4.1.5 SEC Documents. Reckson has timely filed all required reports, proxy statements, forms and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, the "Reckson SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Reckson SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and
      (b) none of the Reckson SEC Documents (except as to the financial statements contained therein, which are dealt with in Section 4.1.6 hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                4.1.6 Financial Statements. The financial statements of Reckson (including, in each case, any notes and schedules thereto) included in the Reckson SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of Reckson and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                4.1.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.1.7 of the Reckson Disclosure Schedule or in the Reckson SEC Documents filed prior to the date hereof, and included in the Reckson SEC Documents filed prior to the date hereof, neither Reckson nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Reckson and its consolidated Subsidiaries or in the notes thereto except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                4.1.8 Proxy Statement; Form S-4 Registration Statement; Other Information. None of the information with respect to Reckson or its Subsidiaries supplied by Reckson in writing specifically for inclusion in the Proxy Statement or any amendments thereof or supplements thereto and at the time of the Company Special Meeting or in the Form S-4 Registration Statement (as defined in Section 5.16 hereof) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or, in the case of the Form S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Reckson with respect to information related to the Company or any affiliate of the Company included in the Proxy Statement or the Form S-4 Registration Statement, as the case may be. The Proxy Statement and the Form S-4 Registration Statement will each comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations promulgated under each of such statutes.

                4.1.9 Absence of Material Adverse Changes, etc. Except as disclosed in the Reckson SEC Documents filed by Reckson and as set forth in Schedule 4.1.9 of the Reckson Disclosure Schedule, since March 31, 1998, Reckson and its Subsidiaries have conducted their business in the ordinary course of business and there has not been a Material Adverse Effect.

                4.1.10 Taxes. (a) Except as set forth in Schedule 4.1.10 of the Reckson Disclosure Schedule, (i) all Tax Returns required to be filed by or with respect to Taxes of Reckson and its Subsidiaries have been filed in a timely manner (taking into account all lawful extensions of due dates), other than those Tax Returns as to which the failure to file would not reasonably be expected to have a Material Adverse Effect and all such Tax Returns are true, complete and correct in all material respects, (ii) all Taxes due and payable have been paid or adequate provision in accordance with GAAP with respect to the matters covered by such Tax Returns has been made for the payment therefor, (iii) Reckson and its Subsidiaries have not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for material Taxes of Reckson or its Subsidiaries that have not been fully paid, finally settled or contested in good faith and (iv) there are no Liens with respect to Taxes upon any of the properties or assets of Reckson or its Subsidiaries other than Liens for Taxes not yet due or payable or that are being contested in good faith.

                (b) Reckson (i) for all taxable years commencing with its taxable year ending December 31, 1996 has been subject to taxation as a REIT within the meaning of the Code and its proposed method of operation, taking into account the Merger, will enable it to continue to qualify as a REIT for each taxable year ending after the Closing and (ii) has not taken or omitted to take any action which would result in a successful challenge to its status as a REIT.

                4.1.11  Compliance with Laws.  Except as set forth in
      Schedule 4.1.11 of the Reckson Disclosure Schedule, Reckson and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Permits required to conduct the business of Reckson and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                4.1.12    Real Property.

                (a) For purposes of this Agreement, "Reckson Permitted Liens" means (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable and such Liens as are being contested by Reckson in good faith, (ii) Liens arising or resulting from any action taken by the Company, (iii) matters that would be disclosed by an accurate survey or inspection of the Reckson Real Property (as defined hereafter) (iv) Liens for current Taxes not yet due or payable, (v) any covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on Reckson's title insurance policies and/or title commitments or reports which have been made available to the Company, (vi) any other covenants, conditions, restrictions, reservations, rights, non-monetary Liens, easements, encumbrances, encroachments and other matters affecting title which do not individually or in the aggregate materially adversely affect the value or use of any of the Reckson Real Property as it is presently used and
      (vii) matters set forth in Schedule 4.1.12(a) of the Buyer Disclosure Schedule. "Reckson Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Reckson or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of Reckson Real Property, or interests therein. "Reckson Leased Real Property" means all interests in real property pursuant to Reckson Leases. "Reckson Owned Real Property" means the real property owned in fee by Reckson and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of Reckson and its Subsidiaries as it is currently conducted. "Reckson Real Property" means Reckson Owned Real Property and Reckson Leased Real Property.

                (b) The Reckson SEC Documents refer to all Reckson Owned Real Property (in all material respects) as of their respective dates. Reckson and its Subsidiaries have good, valid and insurable (at commercially reasonable rates) title to the Reckson Owned Real Property, free and clear of any Liens other than Reckson Permitted Liens and other than title defects which would not in the aggregate have a Material Adverse Effect.

                (c) Except for such exceptions as would not, in the aggregate, have a Material Adverse Effect (i) each Reckson Lease is valid and binding upon Reckson and its Subsidiaries and in full force and effect and grants the lessee under the Lease the exclusive right to use and occupy the premises and (ii) each of Reckson and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Reckson Leases. To the knowledge of Reckson, no non-monetary defaults exist under the Reckson Leases which, individually or in the aggregate, would have a Material Adverse Effect.

                (d) The Reckson Real Property constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of Reckson and its Subsidiaries as it is currently conducted in all material respects. The use and operation of the Reckson Real Property in the conduct of the business of Reckson and its Subsidiaries does not violate any instrument of record or agreement affecting the Reckson Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                4.1.13  Finders' Fees.    Except for Salomon Smith Barney,
      whose fee will be paid by Reckson, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the Transactions based upon arrangements made by or on behalf of Reckson.

                4.1.14 Share Ownership; Other Ownership. Reckson does not beneficially own any shares of Company Common Stock. Since January 1, 1997, Reckson has not acquired any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust or other entity which is, or will be, required to be reported by Reckson in a report to the SEC and which has not been so reported.

                4.1.15 Investment Company Act of 1940. Neither Reckson nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

                4.1.16 Hart-Scott-Rodino Antitrust Improvements Act of 1976. For purposes of determining compliance with the HSR Act, Reckson confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its stockholders.

                4.1.17 Financing. Reckson has provided, or will provide to Buyer at the Effective Time, one-half of the funds necessary, when taken together with cash of the Company available on the date hereof and on the Closing Date, to (i) pay the Merger Consideration, (ii) pay all fees and expenses required to be paid by the Buying Entities and the Company in connection with the Merger and the financing of the Transactions (the "Financing"), (iii) perform Reckson's obligations hereunder and the obligations of the Surviving Entity hereunder and
      (iv) provide the Surviving Entity with adequate working capital following the Effective Time.

                4.1.18 Authorization for Reckson Common Stock. Reckson has taken all necessary action to permit it to issue the number of shares of Reckson Common Stock required to be issued by it pursuant to this Agreement. Shares of Reckson Common Stock issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Shares of Reckson Common Stock issued pursuant to this Agreement will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

           SECTION 4.2 Crescent represents and warrants to the Company as follows:

                4.2.1 Organization, Standing and Power. Crescent has been formed as a real estate investment trust under the laws of the State of Texas in accordance with the REIT Act. The County Clerk of Tarrant County, Texas, has certified in writing that the Restated Declaration of Trust of the Company (the "Declaration of Trust") is recorded in Volume 12645, beginning at Page 1811, in the records of the County Clerk. The Declaration of Trust is in effect, and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company has power and authority under its Declaration of Trust, Amended and Restated Bylaws, as amended (the "Crescent Bylaws") and the REIT Act to own, lease and operate its properties and to conduct the business in which it is engaged. Crescent has heretofore delivered to the Company true and complete copies of the Declaration of Trust and the certification referred to above.

                4.2.2 Authorization. Crescent has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Crescent and no other proceedings on the part of Crescent are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Crescent, and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Crescent enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                4.2.3 Consents and Approvals; No Violations. (a) Except as set forth in Schedule 4.2.3(a) of the Crescent Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by Crescent of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Crescent or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of, any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Crescent or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Crescent or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Crescent to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which the Company or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, the Company.

                (b) Except as set forth in Schedule 4.2.3(b) of the Crescent Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Crescent or the performance by Crescent of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DLLCA and the Articles of Merger in accordance with the MGCL and filings to maintain the good standing of the Surviving Entity; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iii) compliance with any applicable requirements of state takeover laws; (iv) any Tax Returns that may be required in connection with the Merger and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not have a material adverse effect on the ability of Crescent to perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts pertaining to, the Company.

                4.2.4 Capitalization. At the date hereof, the authorized capital stock of Crescent solely consists of 250,000,000 shares of Crescent Common Stock, 250,000,000 excess shares issuable in exchange for shares of Crescent Common Stock ("Excess Shares of Crescent Common Stock"), 100,000,000 preferred shares of beneficial interest, par value $.01 per share (the "Crescent Preferred Shares"), and 100,000,000 excess shares issuable in exchange for Preferred Shares ("Crescent Excess Preferred Shares"). As of July 2, 1998, 120,871,894 shares of Crescent Common Stock, 8,000,000 6.75% Series A Convertible Cumulative Preferred Shares ("Crescent Series A Preferred Shares") and 6,948,734 Series B Convertible Preferred Shares ("Crescent Series B Preferred Shares") were issued and outstanding. As of July 2, 1998, Crescent had no shares reserved for issuance, except (i) 13,153,702 shares of Crescent Common Stock reserved for issuance upon the exchange of 6,576,851 units of ownership interest (the "Crescent Units") of Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Crescent Operating Partnership"),
      (ii) 15,965,924 shares of Crescent Common Stock reserved for issuance pursuant to the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan, the Second Amended and Restated 1995 Crescent Real Estate Equities Company Stock Incentive Plan, the 1995 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan and the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan,
      (iii) the possible issuance of up to 664,294 shares of Crescent Common Stock upon the exchange of a portion of a partnership interest in Desert Mountain Properties Limited Partnership, (iv) an outstanding option to acquire 217,530 shares of Crescent Common Stock, (v) shares of Crescent Common Stock issuable upon the possible conversion of Crescent Series A Preferred Shares, (vi) shares of Crescent Common Stock issuable upon the possible conversion of Crescent Series B Preferred Shares and (vii) shares of Crescent Common Stock and Crescent Preferred Shares issuable pursuant to the Merger Agreement dated as of January 16, 1998, as amended, by and among Crescent and Station Casinos, Inc., a Nevada corporation, and shares of Crescent Common Stock issuable upon the possible conversion of the Crescent Preferred Shares issued pursuant to such Merger Agreement, (viii) shares of Crescent Common Stock issuable pursuant to a forward purchase agreement and (ix) shares of Crescent Common Stock issuable pursuant to a swap agreement. Except as set forth in Schedule 4.2.4 of the Buyer Disclosure Schedule, there are outstanding (A) no shares of capital stock or other voting securities or partnership interests of Crescent, (B) no securities of Crescent or any Subsidiary of Crescent convertible into or exchangeable for shares of capital stock or voting securities or partnership interests of Crescent and (C) no options or other rights to acquire from Crescent, and no obligation of Crescent to issue, any capital stock, voting securities or partnership interests or securities convertible into or exchangeable for capital stock or voting securities or partnership interests of Crescent.

                4.2.5 SEC Documents. Crescent has timely filed all required reports, proxy statements, forms and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, the "Crescent SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Crescent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and
      (b) none of the Crescent SEC Documents (except as to the financial statements contained therein, which are dealt with in Section 4.2.6 hereof) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                4.2.6 Financial Statements. The financial statements of Crescent (including any notes and schedules thereto) included in the Crescent SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of Crescent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                4.2.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.2.7 of the Crescent Disclosure Schedule or in the Crescent SEC Documents filed prior to the date hereof, and included in the Crescent SEC Documents filed prior to the date hereof, neither Crescent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Crescent and its consolidated Subsidiaries or in the notes thereto except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                4.2.8 Proxy Statement; Form S-4 Registration Statement; Other Information. None of the information with respect to Crescent or its Subsidiaries supplied by Crescent in writing specifically for inclusion in the Proxy Statement or any amendments thereof or supplements thereto and at the time of the Company Special Meeting or in the Form S-4 Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments thereof or supplements thereto, and at the time of the Company Special Meeting, or, in the case of the Form S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Crescent with respect to information related to the Company or any affiliate of the Company included in the Proxy Statement or the Form S-4 Registration Statement, as the case may be. The Proxy Statement and the Form S-4 Registration Statement will each comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations promulgated under each of such statutes.

                4.2.9 Absence of Material Adverse Changes, etc. Except as disclosed in the Crescent SEC Documents filed by Crescent and as set forth in Schedule 4.2.8 of the Crescent Disclosure Schedule, since March 31, 1998, Crescent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been a Material Adverse Effect.

                4.2.10 Taxes. (a) Except as set forth in Schedule 4.2.10 of Crescent Disclosure Schedule, (i) all Tax Returns required to be filed by or with respect to Taxes of Crescent and its Subsidiaries have been filed in a timely manner (taking into account all lawful extensions of due dates), other than those Tax Returns as to which the failure to file would not reasonably be expected to have a Material Adverse Effect and all such Tax Returns are true, complete and correct in all material respects, (ii) all Taxes due and payable have been paid or adequate provision in accordance with GAAP with respect to the matters covered by such Tax Returns has been made for the payment therefor, (iii) Crescent and its Subsidiaries have not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for material Taxes of Crescent or its Subsidiaries that have not been fully paid, finally settled or contested in good faith and (iv) there are no Liens with respect to Taxes upon any of the properties or assets of Crescent or its Subsidiaries other than Liens for Taxes not yet due or payable or that are being contested in good faith.

                (b) Crescent (i) for all taxable years commencing with its taxable year ending December 31, 1996 has been subject to taxation as a REIT within the meaning of the Code and its proposed method of operation, taking into account the Merger, will enable it to continue to qualify as a REIT for each taxable year ending after the Closing and (ii) has not taken or omitted to take any action which would result in a successful challenge to its status as a REIT.

                4.2.11  Compliance with Laws.  Except as set forth in
      Schedule 4.2.11 of the Crescent Disclosure Schedule, Crescent and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Permits required to conduct the business of Crescent and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                4.2.12    Real Property.

                (a) For purposes of this Agreement, "Crescent Permitted Liens" means (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable and such Liens as are being contested by Crescent in good faith, (ii) Liens arising or resulting from any action taken by the Company, (iii) matters that would be disclosed by an accurate survey or inspection of the Crescent Real Property (as defined hereafter)
      (iv) Liens for current Taxes not yet due or payable, (v) any covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on Crescent's title insurance policies and/or title commitments or reports which have been made available to the Company, (vi) any other covenants, conditions, restrictions, reservations, rights, non-monetary Liens, easements, encumbrances, encroachments and other matters affecting title which do not individually or in the aggregate materially adversely affect the value or use of any of the Crescent Real Property as it is presently used and (vii) matters set forth in Schedule 4.2.12(a) of the Buyer Disclosure Schedule. "Crescent Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Crescent or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of Crescent Real Property, or interests therein. "Crescent Leased Real Property" means all interests in real property pursuant to Crescent Leases. "Crescent Owned Real Property" means the real property owned in fee by Crescent and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of Crescent and its Subsidiaries as it is currently conducted. "Crescent Real Property" means Crescent Owned Real Property and Crescent Leased Real Property.

                (b) The Crescent SEC Documents refer to all Crescent Owned Real Property (in all material respects) as of their respective dates. Crescent and its Subsidiaries have good, valid and insurable (at commercially reasonable rates) title to the Crescent Owned Real Property, free and clear of any Liens other than Crescent Permitted Liens and other than title defects which would not in the aggregate have a Material Adverse Effect.

                (c) Except for such exceptions as would not, in the aggregate, have a Material Adverse Effect (i) each Crescent Lease is valid and binding upon Crescent and its Subsidiaries and in full force and effect and grants the lessee under the Lease the exclusive right to use and occupy the premises and (ii) each of Crescent and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Crescent Leases. To the knowledge of Crescent, no non-monetary defaults exist under the Crescent Leases which, individually or in the aggregate, would have a Material Adverse Effect.

                (d) The Crescent Real Property constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of Crescent and its Subsidiaries as it is currently conducted in all material respects. The use and operation of the Crescent Real Property in the conduct of the business of Crescent and its Subsidiaries does not violate any instrument of record or agreement affecting the Crescent Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                4.2.13 Finders' Fees. There is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the Transactions based upon arrangements made by or on behalf of Crescent.

                4.2.14 Share Ownership; Other Ownership. Crescent does not beneficially own any shares of Company Common Stock. Since January 1, 1997, Crescent has not acquired any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust or other entity which is, or will be, required to be reported by Crescent in a report to the SEC and which has not been so reported.

                4.2.15 Investment Company Act of 1940. Neither Crescent nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

                4.2.16 Hart-Scott-Rodino Antitrust Improvements Act of 1976. For purposes of determining compliance with the HSR Act, Crescent confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its stockholders.

                4.2.17 Financing. Crescent has provided, or will provide to Buyer at the Effective Time, one-half of the funds necessary, when taken together with cash of the Company available on the date hereof and on the Closing Date, to (i) pay the Merger Consideration, (ii) pay all fees and expenses required to be paid by the Buying Entities and the Company in connection with the Merger and the Financing, (iii) perform Crescent's obligations hereunder and the obligations of the Surviving Entity and its Subsidiaries hereunder and (iv) provide the Surviving Entity with adequate working capital following the Effective Time.

                4.2.18 Authorization for Crescent Common Stock. Crescent has taken all necessary action to permit it to issue the number of shares of Crescent Common Stock required to be issued by it pursuant to this Agreement. Shares of Crescent Common Stock issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Shares of Crescent Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

           SECTION 4.3 Each of Reckson, Crescent and Buyer, jointly and severally, represents and warrants to the Company as follows:

                4.3.1 Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all power and authority to carry on its business as now conducted. Buyer has heretofore delivered or made available to the Company true and complete copies of its governing documents or other organizational documents of like import, as currently in effect.

                4.3.2 Authorization. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer, and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                4.3.3 Consents and Approvals; No Violations. (a) Except as set forth in Schedule 4.3.3(a) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by Buyer of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement (or other governing or organizational documents) of Buyer or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of, any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or
      (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Buyer or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which the Company or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, the Company.

                (b) Except as set forth in Schedule 4.3.3(b) of the Buyer Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the MGCL and the Certificate of Merger in accordance with the DLLCA and filings to maintain the good standing of the Surviving Entity; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iii) compliance with any applicable requirements of state takeover laws; (iv) any Tax Returns that may be required in connection with the Merger and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which the Company or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, the Company.

                4.3.4 Finders' Fees. There is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the Transactions based upon arrangements made by or on behalf of Buyer.

                4.3.5 Share Ownership; Other Ownership. Buyer does not beneficially own any shares of Company Common Stock.

                4.3.6 Investment Company Act of 1940. Buyer is not, and at the Effective Time will not be, required to be registered under the 1940 Act.

                4.3.7 Buyer's Operations. Buyer has been formed by Crescent and Reckson solely to enter into this Agreement and consummate the Transactions and has not engaged in any business activities or conducted any operations other than in connection with this Agreement and the Transactions.

                4.3.8 Surviving Entity After the Merger. At and immediately after the Effective Time, and after giving effect to the Merger, the Financing and the other Transactions (and any changes in the Surviving Entity's assets and liabilities as a result thereof), the Surviving Entity will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature), (ii) have unreasonably small capital with which to engage in its business or
      (iii) have incurred or plan to incur debts beyond its ability to pay as they mature.


                                 ARTICLE V

                                 COVENANTS

           SECTION 5.1 Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course and in substantially the same manner as heretofore conducted and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, other than
 (i) as set forth in Schedule 5.1 of the Company Disclosure Schedule, (ii) as specifically contemplated by this Agreement or (iii) with the written consent of Buyer, from the date of hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to:

           (a) confer on a regular basis with one or more representatives of Reckson and Crescent to report operational matters of materiality and any proposals to engage in material transactions;

           (b) promptly notify Reckson and Crescent after becoming aware of any material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

           (c) promptly deliver to Reckson and Crescent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

           (d) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided the Company notifies Reckson and Crescent that it is availing itself of such extensions and provided such extensions do not adversely affect the Company's status as a qualified REIT under the Code;

           (e) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve the Company's status as a REIT or the status of any noncorporate Subsidiary of the Company as a partnership for federal income Tax purposes or as a Qualified REIT Subsidiary under section 856(i) of the Code, as the case may be);

           (f) not declare, set aside or pay any dividend (other than regular quarterly dividends, the Company Special Dividend or regular distributions pursuant to the Company Operating Partnership Agreement (or as necessary to maintain REIT status)) or other distribution with respect to any shares of capital stock of the Company or Company OP Units, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company;

           (g) not issue or sell shares of Company Common Stock or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire any such shares of Company Common Stock except for the issuance of (i) shares of Company Common Stock issued pursuant to Company stock-based benefits and options plans in accordance with their terms as of the date of this Agreement and (ii) shares of capital stock upon the exercise, exchange or conversion of securities, rights, warrants and options outstanding on the date of this Agreement or referred to in clause (i) above;

           (h) not amend any material term of any outstanding security issued by the Company or any Subsidiary of the Company;

           (i) make all capital expenditures, and expenditures relating to leasing, in accordance with the budget of the Company approved by Reckson and Crescent and attached hereto as Section 5.1(i) of the Company Disclosure Schedule and shall not acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any Commitment, including any lease or amendment thereto, for the acquisition of, any real property or other transaction (other than Commitments referred to in the budget attached as Schedule 5.1(i) of the Company Disclosure Schedule) involving payments to or by the Company in excess of $75,000 or which is not included in such budget, encumber assets or commence construction of, or enter into any Commitment to develop or construct, other real estate projects;

           (j) not amend the Articles of Incorporation, or the Company By-Laws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Active Subsidiary of the Company;

           (k) grant no options or other right or commitment relating to any Company Securities, or any other security the value of which is measured by shares of Company Common Stock, or any security subordinated to the claim of its general creditors;

           (l) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents;

           (m) not settle any tax certiorari proceeding with respect to the Company without the written consent of Reckson, Crescent and Buyer (which consent shall not be unreasonably withheld);

           (n) except (1) in order to pay dividends permitted pursuant to this Agreement and to pay transaction expenses related to the Transactions or (2) to finance an acquisition permitted by clause (r) below (which is in accordance with the budget attached hereto as Schedule 5.1(i) of the Company Disclosure Schedule), not incur, assume or guarantee by the Company or any Subsidiary of the Company any indebtedness for borrowed money;

           (o) except in connection with a transaction that is permitted by the budget attached as Schedule 5.1(i) to the Company Disclosure Schedule, not create or assume by the Company or any Subsidiary of the Company any Lien on any asset other than Company Permitted Liens and Liens which, in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect;

           (p) maintain its books and records in accordance with GAAP consistently applied and not change any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

           (q) except as set forth in Schedule 5.1(q) of the Company Disclosure Schedule, not (i) grant any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreement, (iv) increase the compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Subsidiary of the Company or (v) adopt any new plan, program or arrangement that would constitute a Plan under Section
 3.12 hereof;

           (r) except as permitted by Section 5.4 hereof, not consummate (or enter into any agreement or agreement in principle with respect to or take any steps to facilitate) any acquisition of stock or assets or operations of another entity, other than any acquisition by the Company in respect of which the cash consideration paid by the Company is less than $100,000 individually and for all such transactions taken together, the aggregate cash consideration paid by the Company is less than $1,000,000;

           (s) not sell, lease (or amend any existing lease), mortgage, subject to Lien or otherwise dispose of any Company Real Property, except in connection with transactions as contemplated by the budget that is attached as Schedule 5.1(i) of the Company Disclosure Schedule or that does not involve any sale, lease, mortgage, Lien or disposition in excess of 7,500 square feet;

           (t) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Subsidiaries of the Company in existence on the date hereof;

           (u) not acquire or enter into any option or agreement to acquire, any real property or other transaction involving in excess of $100,000 which is not included in the budget that is attached as Schedule 5.1(i) of the Company Disclosure Schedule; or

           (v) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement;
 provided that as soon as reasonably practicable, the Buying Entities shall appoint an individual as the representative of the Buying Entities for all purposes of this Section 5.1; provided further that the Buying Entities shall be entitled to change the identity of such representative upon notice to the Company of such change.

           SECTION 5.2    Stockholders' Meetings; Proxy Material.

           (a) Subject to the duties of the Board of Directors of the Company, the Company shall, in accordance with applicable law and the Articles of Incorporation and the Company By-laws, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. The Proxy Statement shall, subject to the proviso set forth below, include the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of approval and adoption of this Agreement and the Merger; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if it has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would present a reasonable risk of a breach of the duties of the Board of Directors of the Company under applicable law.

           (b) The Company shall, subject to the duties of the Board of Directors of the Company, (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC, shall use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable, a proxy statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders is herein called the "Proxy Statement"),
 (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Special Meeting. The Company will notify the Buying Entities promptly of the receipt of any comments from the SEC or its staff and or any government officials for amendments or supplements to the Proxy Statement or for additional information and will supply the Buying Entities with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government official, on the other hand, with respect to the Proxy Statement. The Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform the Buying Entities of such occurrence and cooperate in filing with the SEC or its staff or any other governmental officials, and/or mailing to stockholders of the Company, such amendment or supplement.

           SECTION 5.3 Access to Information; Confidentiality Agreement. Upon reasonable advance notice, between the date hereof and the Effective Time, the Company shall (a) give each of the Buying Entities, and their respective counsel, financial advisors, auditors and other authorized representatives (collectively, "Buyer's Representatives"), reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Buyer's Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct the Company's employees, counsel and financial advisors to fully cooperate with the Buying Entities in their investigation of the business of the Company and its Subsidiaries; provided that all requests for information, to visit plants or facilities or to interview the Company's employees or agents should be directed to and coordinated with the chief financial officer of the Company or such person or persons as he shall designate; and provided further that any information and documents received by any of the Buying Entities or Buyer's Representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with the Confidentiality Agreement dated April 20, 1998 between Reckson and the Company (the "Reckson Confidentiality Agreement") and the Confidentiality Agreement dated May 20, 1998 between Crescent (the "Crescent Confidentiality Agreement" and, together with the Reckson Confidentiality Agreement, the "Confidentiality Agreements"), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to any Buying Entity or the Buyer Representatives if doing so would violate any agreement, law, rule or regulation to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject.

           SECTION 5.4    No Solicitation of Transactions by the Company.

           (a) From the date hereof until the termination of this Agreement, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall use its reasonable best efforts to ensure that the respective officers, directors, advisors, representatives or other agents (other than Lawrence Feldman) of the Company will not, directly or indirectly, (i) solicit, initiate or encourage any Acquisition Proposal (as defined hereafter) or (ii) engage in discussions (other than to disclose the provisions of this Agreement) or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made, or has indicated its interest in making, an Acquisition Proposal; provided that, if the Company's Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to engage in such negotiations or discussions or provide such information would present a reasonable risk of a breach of the duties of the Board of Directors of the Company under applicable law, the Company may furnish information with respect to the Company and its Subsidiaries and participate in negotiations and discussions and enter into agreements regarding such Acquisition Proposal with a third party ("Company Acquisition Agreements"); provided that prior to approving or recommending such an Acquisition Proposal or entering into a Company Acquisition Agreement or withdrawing, amending or modifying its recommendation of this Agreement and the Transactions, the Company shall (A) notify Reckson and Crescent in writing that it intends to approve, recommend or accept such an Acquisition Proposal or enter into such a Company Acquisition Agreement or withdraw, amend or modify its recommendation, and (B) attach the most current version of any such Company Acquisition Proposal or Company Acquisition Agreement to such notice. Reckson and Crescent shall have the opportunity, within three days of receipt of the Company's written notification of its intention to accept such Acquisition Proposal or to enter into such Company Acquisition Agreement or to withdraw, amend or modify its recommendation, to make an offer relating to the acquisition of the Company (a "Counter Offer"). Unless the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and financial advisors, that such Counter Offer is not at least as favorable to the shareholders of the Company, taking into account such factors (including, without limitation, the consideration (both as to amount and form) offered in, and the other terms and conditions of, the Counter Offer and such other Acquisition Proposal or Company Acquisition Agreement) as and to the extent it deems relevant, the Company shall not accept such other Acquisition Proposal or Company Acquisition Agreement, but shall have the right to accept the Counter Offer. If accepted, the Counter Offer shall become a binding and irrevocable agreement among the Company, Buyer, Reckson and Crescent upon such acceptance. The Company agrees that it will not enter into a Company Acquisition Agreement referred to in clause (A) above until at least the fourth day after it has provided the notice to Reckson and Crescent required hereby. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or any of its Subsidiaries or the acquisition or purchase of 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or all or substantially all of the assets of, the Company and its Subsidiaries, other than the Transactions. Furthermore, nothing contained in this Section 5.4 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if failure to so disclose would be inconsistent with its obligations under applicable law or to make any other disclosures required in its judgment by applicable law. On the date of this Agreement, the Company shall immediately terminate discussions, if any, with all third parties relating to an Acquisition Proposal.

           (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.4, the Company shall reasonably promptly advise Buyer orally and in writing of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal.

           SECTION 5.5 Voting of Shares of Company Common Stock. Each of the Buying Entities shall vote all shares of Company Common Stock, if any, beneficially owned by it or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Special Meeting.

           SECTION 5.6    Director and Officer Liability.

           (a) From and after the Effective Time, Buyer shall provide exculpation and indemnification for each Indemnitee (as defined hereafter) which is the same as the exculpation and indemnification provided to such parties by the Company immediately prior to the Effective Time in the Articles of Incorporation, Company By-Laws or in its partnership, operating or similar agreement or an agreement between an Indemnitee and the Company or a Subsidiary of the Company, in each case as in effect on the date hereof. To the extent permitted by the DLLCA, advancement of expenses pursuant to this Section 5.6 shall be mandatory rather than permissive and the Surviving Entity shall advance Costs (as defined in Section 5.6(b) hereof) in connection with such indemnification.

           (b)  In addition to the other rights provided for in this Section
 5.6 and not in limitation thereof, for a period of six years and ninety days after the Effective Time, Buyer shall, and shall cause the Surviving Entity to the fullest extent permitted by law to, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "Indemnitees") against all losses, expenses (including, without limitation, attorneys' fees and the cost of any investigation or preparation incurred in connection thereof), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the Transactions) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all Costs incurred in connection with any Indemnifiable Claim. In the event any Indemnifiable Claim is asserted or made within such six-year-and-ninety-day period, all rights to indemnification and advancement of costs in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied.

           (c) Buyer shall, and shall cause the Surviving Entity to, expressly assume and honor in accordance with their terms all indemnity agreements listed in Schedule 5.6 of the Company Disclosure Schedule. For a period of three years and ninety days after the Effective Time, Buyer will, and will cause the Surviving Entity to, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall Buyer or Surviving Entity be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto (which the Company represents and warrants aggregates currently to $133,000 per annum); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer and Surviving Entity shall maintain or procure, for such three-year-and-ninety-day period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that any Indemnitee is entitled to coverage under an officers' and directors' liability insurance policy pursuant to this Section 5.6(c) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Buyer's failure to maintain and fulfill its obligations pursuant to such policy to the extent required by as provided in this Section 5.6(c); Buyer shall, and shall cause the Surviving Entity to, pay to the Indemnitee such amounts and provide any other coverage or benefits as the Indemnitee shall have received pursuant to such policy. Buyer agrees that, should the Surviving Entity fail to comply with the obligations of this Section 5.6, Buyer shall be responsible therefor.

           (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Entity and Buyer contained in this Section
 5.6 shall be binding upon the successors and assigns of Buyer and the Surviving Entity. In the event the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Entity, as the case may be, honor the indemnification obligations set forth in this Section 5.6.

           (e) The obligations of the Company, the Surviving Entity and Buyer under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

           (f) Buyer shall, and shall cause the Surviving Entity to, advance all Costs to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 5.6.

           (g) Each of Crescent and Reckson unconditionally and irrevocably guarantee the obligations of Buyer under this Section 5.6 up to a maximum amount, in the case of each of them separately, of fifty percent (50%) of the aggregate of such obligations.

           SECTION 5.7 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts (including with respect to the consents set forth in Schedule 5.7 of the Company Disclosure Schedule) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions. The Company shall use its reasonable best efforts to obtain the consent of The Carlyle Group to the transfer of the Company's interest in 2800 Associates, L.P.

           SECTION 5.8 Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

           SECTION 5.9 Public Announcements. None of the Company, Reckson, Crescent, or Buyer nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior consultation with the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange.

           SECTION 5.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

           SECTION 5.11   Employee Matters.

           (a) The Buying Entities shall, and shall cause their Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in
 Schedule 5.11 of the Company Disclosure Schedule.

           (b) Except with respect to accruals under any defined benefit pension plans, the Buying Entities will, or will cause the Surviving Entity and its Subsidiaries to, give all active employees of the Company who continue to be employed by the Company as of the Effective Time ("Continuing Employees") full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Buyer, the Surviving Entity or any Subsidiary of Buyer or the Surviving Entity for such Continuing Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. The Buying Entities will, or will cause the Surviving Entity and its Subsidiaries to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

           (c) The Buying Entities shall not, and shall not permit the Surviving Entity or any of its Subsidiaries to, at any time prior to 90 days following the date of the Closing, without complying fully with the notice and other requirements of the Worker Adjustment Retraining and Notification Act of 1988 (the "WARN Act"), effectuate (i) a "plant closing" as defined in the WARN Act affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Surviving Entity or any of its Subsidiaries; or (ii) a "mass layoff" as defined in the WARN Act affecting any single site of employment of the Surviving Entity or any of its Subsidiaries; or any similar action under applicable state, local or foreign law requiring notice to employees in the event of a plant closing or layoff.

           SECTION 5.12 Transfer Taxes. The Buying Entities and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions (together with any related interest, penalties or additions thereto, "Transfer Taxes"). The Surviving Entity shall pay all Transfer Taxes.

           SECTION 5.13 Advice of Changes. Each party hereto shall promptly advise the other parties hereto orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any change or event having a Material Adverse Effect on the Company or on the truth of its representations and warranties or the ability of the conditions set forth in Article 7 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

           SECTION 5.14 Guaranty. Each of Crescent and Reckson hereby agrees to take all actions within their respective powers to cause Buyer to perform its obligations under this Agreement, except as limited with respect to the financial obligations contemplated by Sections 4.1.17,
 4.2.17 and 5.6(g) hereof.

           SECTION 5.15 Form S-4 Registration Statement. The Buying Entities shall, as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4 (the "Form S-4 Registration Statement"), containing the Proxy Statement and prospectus, in connection with the registration under the Securities Act of Buying Entity Common Stock issuable upon conversion of the Company Common Stock and the other Transactions. The Buying Entities and the Company shall, and shall cause their accountants and attorneys to, use their reasonable best efforts to have or cause the Form S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action reasonably required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process.

           SECTION 5.16 Blue Sky Permits. The Buying Entities shall use their reasonable best efforts to obtain, prior to the effective date of the Form S-4 Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

           SECTION 5.17 NYSE Listing. Each of Reckson and Crescent shall use its reasonable best efforts to cause the shares of Reckson Common Stock and Crescent Common Stock, respectively, to be issued in the Merger to be listed on the NYSE, subject to notice of official issuance thereof, prior to the Closing Date.

           SECTION 5.18 Affiliates. Prior to the Closing, the Company shall deliver to Buyer a list identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act.



                                 ARTICLE VI

                          CONDITIONS TO THE MERGER

           SECTION 6.1 Conditions to Each Party's Obligations. The respective obligations of the Company and the Buying Entities to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

           (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with applicable law;

           (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

           (c) no action or proceeding by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against the Company, Reckson, Crescent or Buyer or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking to prevent or delay the Transactions or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith;

           (d) the Form S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the shares of Buying Entities' Common Stock following the Merger shall have been complied with; and

           (e) the shares of Buying Entities' Common Stock issuable in accordance with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

           SECTION 6.2 Conditions to the Company's Obligations. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

           (a) Reckson, Crescent and Buyer shall have performed in all material respects each of their respective agreements and covenants contained in or contemplated by this Agreement (other than Section 5.13 hereof) that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

           (b) the representations and warranties of Reckson, Crescent and Buyer contained in Article IV hereof that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and the representations and warranties contained in Article IV hereof that are not qualified by materiality shall be true and correct in all material respects, except (i) to the extent such representations and warranties speak as of an earlier date, in which case they shall be true in all respects as of such earlier date, (ii) as otherwise contemplated by this Agreement and (iii) as may result from any actions or transactions by or involving the Company or any of its affiliates;

           (c) the Company shall have received a certificate signed by the chief executive officer, general partner or managing member, as the case may be, of each of Reckson, Crescent and Buyer, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) hereof have been satisfied or waived; and

           (d) the Company shall have received an opinion of Brown & Wood LLP, counsel to Reckson and Shaw, Pittman, Potts & Trowbridge, counsel to Crescent, dated as of the Closing Date, reasonably satisfactory to the Company, that for its taxable year ended December 31, 1997 and all subsequent taxable years ending on or before the Closing Date, each of Reckson and Crescent was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based on customary representations and covenants).

           SECTION 6.3 Conditions to Obligations of the Buying Entities. The obligations of Reckson, Crescent and Buyer to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

           (a) the Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement (other than Section 5.13 hereof) that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

           (b) the representations and warranties of the Company contained in Article III hereof that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and the representations and warranties contained in Article III hereof that are not qualified by materiality shall be true and correct in all material respects, except
 (i) to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date,
 (ii) as otherwise contemplated by this Agreement and (iii) as may result from any actions or transactions by or involving any of the Buying Entities or any of their respective affiliates;

           (c) the Buying Entities shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(d) hereof have been satisfied or waived;

           (d) the Buying Entities shall have received an opinion of Battle Fowler LLP, counsel to the Company, dated as of the Closing Date, in the form previously delivered to the Buying Entities as to the qualification of the Company as a REIT under the Code; and

           (e) all consents, authorizations, orders and approvals of (or filings or registration with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement by the Company shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time, and except for (i) such consents, authorizations, orders and approvals under the financing agreements related to the properties located at or known as Corporate Center and 2800 North Central and (ii) such consents, authorizations, orders and approvals which, if not obtained or made, would not in the aggregate have a Material Adverse Effect on the Company, Reckson, Crescent and their respective Subsidiaries, taken as a whole.

           (f) all consents, authorizations and approvals required to waive any default which may arise as a result of the Merger under the agreement set forth in Schedule 6.3(f) of the Company Disclosure Schedule shall have been obtained.


                                ARTICLE VII

                                TERMINATION

           SECTION 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the parties hereto have obtained stockholder approval:

           (a) by the mutual written consent of the Company and the Buying Entities;

           (b) by either the Company, on the one hand, or the Buying Entities, on the other hand, if the Merger has not been consummated by March 30, 1999, or such other date, if any, as the Company, on the one hand, and the Buying Entities, on the other hand, shall agree upon (the "Outside Termination Date"); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

           (c) by either the Company, on the one hand, or the Buying Entities, on the other hand, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining the Buying Entities or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

           (d) by the Buying Entities, (i) upon a material breach of any covenant or agreement of the Company set forth in this Agreement which remains uncured for twenty (20) business days after notice of such breach has been delivered by the Buying Entities to the Company, or (ii) if any representation or warranty of the Company shall become untrue, in either case such that the conditions set forth in Section 6.3(a) hereof or Section 6.3(b) hereof, as the case may be, would be incapable of being satisfied;

           (e) by the Company, (i) upon a material breach of any covenant or agreement of any of the Buying Entities set forth in this Agreement which remains uncured for twenty (20) business days after notice of such breach has been delivered by the Company to the Buying Entities, or (ii) if any representation or warranty of Reckson Operating Partnership, Crescent Operating Partnership or Buyer shall become untrue, in either case such that the conditions set forth in Section 6.2(a) hereof or Section 6.2(b) hereof, as the case may be, would be incapable of being satisfied;

           (f) by the Company, if the Board of Directors of the Company determines to accept an Acquisition Proposal; provided, however, that in order for the termination of this Agreement pursuant to this Section 7.1(i) to be deemed effective, the Company shall have complied with the provisions contained in Section 5.4 hereof, and shall simultaneously make payment of all amounts due under 7.3 hereof;

           (g) by Buyer, if prior to the Company Special Meeting, the Board of Directors of the Company (i) shall have withdrawn or modified or amended (or publicly announced an intention to withdraw) in any manner adverse to Buyer its approval or recommendation of the Merger; (ii) makes any recommendation with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal; (iii) enters into any agreement which would result in consummation of an Acquisition Proposal other than this Agreement; or (iv) resolves to do any of the foregoing; or

           (h) by the Company or the Buyer, if the stockholders of the Company fail to approve and adopt this Agreement and the Merger at the Company Special Meeting or any postponement thereof.

           The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

           SECTION 7.2    Effect of Termination.

           (a) Except for any breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated pursuant to
 Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the agreements contained in Sections 7.2, 7.3, 8.2, 8.4 hereof and the second proviso to the first sentence of Section 5.3 hereof shall survive the termination hereof; and provided further that the Confidentiality Agreements shall remain in full force and effect.

           (b) Buyer agrees that neither the Company nor its directors, officers, employees, representatives or agents, nor any Person who shall make an Acquisition Proposal shall be deemed, by reason of the making of such proposal or any actions taken in connection with it not otherwise in violation of this Agreement, to have tortiously or otherwise wrongfully interfered with or caused a breach of this Agreement, or other agreements, instruments and documents executed in connection herewith, or the rights of Buyer or any of its affiliates hereunder.

           SECTION 7.3    Fees and Expenses.

           (a)  If this Agreement shall have been terminated (i) pursuant to
 Section 7.1(f) or 7.1(g) hereof or (ii) pursuant to Section 7.1(h) hereof and, at the time of such stockholder vote, an Acquisition Proposal shall have been publicly announced and not withdrawn, terminated or lapsed, which provides for consideration per share of Common Stock for all such shares which is greater than $24 and which is reasonably capable of being financed by the Person making such proposal or (iii) pursuant to Section 7.1(h) in circumstances where clause (ii) above does not apply, then the Company shall, promptly, but in no event later than one business day after the termination of this Agreement (or in the case of clause (i) above by reason of a termination pursuant to Section 7.1(f) hereof, simultaneously with such termination), pay each of Reckson and Crescent an amount equal to the Applicable Break-Up Fee (as defined hereafter); provided that none of Reckson, Crescent or Buyer was in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination. Only one fee in an amount not to exceed the amount of the Applicable Break-up Fee shall be payable to each of Reckson and Crescent pursuant to this Section 7.3(a). Payment of the Applicable Break-Up Fee shall be made, as directed by the Party entitled thereto, by wire transfer in immediately available funds promptly, but in no event later than two (2) business days following such termination. Each "Applicable Break-Up Fee" shall be an amount equal to the lesser of (x) $9 million in the case of clause (i), $4.5 million in the case of clause (ii) and $1.75 million in the case of clause (iii) plus, in the case of a Break-Up Fee payable pursuant to clause (i) or (ii) above, the Expense Amount (as defined hereafter) (the "Base Amount") and (y) the maximum amount that can be paid to the party entitled to the Applicable Breakup Fee in the year in which this Agreement is terminated (the "Termination Year") and in all relevant taxable years thereafter without causing it to fail to meet the requirements of sections 856(c)(2) and (3) of the Code (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to the party entitled to the Applicable Breakup Fee. Notwithstanding the foregoing, in the event the party entitled to the Applicable Breakup Fee receives a ruling from the Internal Revenue Service (a "Break-Up Fee Ruling") holding that such party's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, such party's Applicable Break-Up Fee shall be an amount equal to the Base Amount. If the amount payable for the Termination Year to the party entitled to the Applicable Break-up Fee under the preceding sentence is less than the Base Amount, the Company shall place the remaining portion of the Base Amount in escrow and shall not release any portion thereof to such party unless and until the Company receives either of the following: (i) a letter from such party's independent accountants indicating that additional amounts can be paid at that time to such party without causing such party to fail to meet the REIT Requirements for any relevant taxable year, in which event the Company shall pay to such party such amount, or (ii) a Break-Up Fee Ruling, in which event the Company shall pay to such party the unpaid Base Amount. The Company's obligation to pay any unpaid portion of either party's Applicable Break-Up Fee shall terminate three years from the date of this Agreement and the Company shall have no obligation to make any further payments notwithstanding that the entire Base Amount relating to such Applicable Break-Up Fee has not been paid as of such date. The "Expense Amount" relating to each Applicable Break-Up Fee shall be the amount of actual, direct out-of-pocket expenses incurred by the party entitled to the Applicable Break-Up Fee in connection with the transactions contemplated by this Agreement; provided, however, in no event shall the Expense Amount relating to each Applicable Break-Up Fee exceed $1.75 million in the aggregate.

           (b) Except as provided otherwise in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

           (c) In the event of a suit by any party hereto for a breach of this Agreement, the prevailing party shall be entitled to actual, out-of-pocket litigation expenses incurred by such prevailing party in such action.


                                ARTICLE VIII

                               MISCELLANEOUS

           SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon
 (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when received in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

           If to Reckson to:

                Reckson Associates Realty Corp.
                225 Broadhollow Road
                Melville, New York
                Fax:  (516) 622-6788
                Attention: Jason Barnett, General Counsel

           with a copy to:

                Brown & Wood LLP
                One World Trade Center
                New York, New York  10048
                Fax: (212) 839-5599
                Attention: Joseph W. Armbrust Jr., Esq.
                           Peter T. Simor, Esq.

           If to Crescent to:

                Crescent Real Estate Equities, Ltd.
                777 Main Street, Suite 2100
                Fort Worth, Texas  76102
                Fax:  (817) 321-2000
                Attention:  Gerald Haddock

           with a copy to:

                David M. Dean, Esq.
                Crescent Real Estate Equities, Ltd.
                777 Main Street, Suite 2100
                Fort Worth, Texas  76102
                Fax:  (817) 321-2000

           and with a copy to:

                Shaw, Pittman, Potts & Trowbridge
                2300 N. Street, NW
                Washington, D.C.  20037-1128
                Fax:  (212) 663-8007
                Attention:  Robert Robbins

           If to Buyer, to:

                Metropolitan Partners LLC
                c/o Reckson Associates Realty Corp.
                225 Broadhollow Road
                Melville, NY  11747
                Fax:  (516) 622-6786
                Attention:  Jason M. Barnett, Esq.

           with a copy to:

                Metropolitan Partners LLC
                c/o Crescent Real Estate Equities Company
                777 Main Street, Suite 2100
                Fort Worth, TX  76102
                Fax: (817) 878-0429
                Attention:  David M. Dean, Esq.

           If to the Company, to:
                Tower Realty Trust, Inc.
                292 Madison Avenue
                New York, New York  10017
                Fax: (212) 448-1865
                Attention:  Chief Financial Officer

           with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York 10022-9931
                Fax:  (212) 735-2000
                Attention:  Lou R. Kling, Esq.
                            Howard L. Ellin, Esq.

           and with a copy to:

                Battle Fowler L.L.P.
                Park Avenue Tower
                75 East 55th Street
                New York, New York 10022
                Fax:  (212) 339-9150
                Attention:  Steven L. Lichtenfeld, Esq.

           SECTION 8.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other representations, warranties and covenants contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

           SECTION 8.3 Interpretation. References in this Agreement to "reasonable best efforts" shall not require a Person obligated to use its reasonable best efforts to incur other than de minimis out-of-pocket expenses or indebtedness in connection with such obligation under this Agreement, including to obtain any consent of a third party or, except as expressly provided herein, to institute litigation. References herein to the "knowledge of the Company" shall mean the actual knowledge of the officers (as such term is defined in Rule 3b-2 promulgated under the Exchange Act) of the Company or its Subsidiaries, or such knowledge that such officers would have had but for the gross negligence or bad faith of such officers. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the terms "affiliate(s)" and "associates" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

           The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

           SECTION 8.4    Amendments, Modification and Waiver.

           (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Buying Entities or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           SECTION 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

           SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

           SECTION 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof and except to the extent that the validity and effectiveness of the Merger are required to be governed by the laws of the State of Maryland or the State of Delaware) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. Each of the Company and the Buying Entities hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement or the Transactions (and agrees not to commence litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum.

           SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

           SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of the Buying Entities, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Section 5.6 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

           SECTION 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

           SECTION 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              TOWER REALTY TRUST, INC.


                              By: /s/ Robert L. Cox
                                 ---------------------------------
                                 Name:  Robert L. Cox
                                 Title: Executive Vice President &
                                        Chief Operating Officer


                              METROPOLITAN PARTNERS LLC


                              By: /s/ Scott H. Rechler
                                 ---------------------------------
                                 Name:  Scott H. Rechler
                                 Title:


                              RECKSON ASSOCIATES REALTY CORP.


                              By: /s/ Scott H. Rechler
                                 ---------------------------------
                                 Name:  Scott H. Rechler
                                 Title: President &
                                        Chief Operating Officer


                              CRESCENT REAL ESTATE EQUITIES COMPANY


                              By: /s/ David M. Dean
                                 ---------------------------------
                                 Name:  David M. Dean
                                 Title: Senior Vice President,
                                        Law & Secretary